UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SNYDER’S-LANCE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

of Stockholders and

2017 Proxy Statement

Wednesday, May 3, 2017 at 9 a.m. EDT

The Ballantyne Hotel & Lodge, Fairway Ballroom

10000 Ballantyne Commons Parkway, Charlotte, NC 28277

Notice of 2017 Annual Meeting of Stockholders

MAY 3, 2017

9 a.m., Eastern Daylight Time

To the Stockholders of Snyder’s-Lance, Inc.:

The 2017 annual meeting of stockholders of Snyder’s-Lance, Inc., a North Carolina corporation, will be held at The Ballantyne Hotel & Lodge, Fairway Ballroom, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, on Wednesday, May 3, 2017 at 9 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect the four directors nominated by the board of directors;
2.	To have an advisory vote to approve executive compensation;
3.	To have an advisory vote on the frequency on which stockholders should vote to approve compensation of the Company’s executives;
4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017; and
5.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record as of the close of business on March 8, 2017 are entitled to receive notice of, and to vote at, the annual meeting. Please vote by Internet, telephone or mail as soon as possible so your shares will be voted promptly, even if you plan to attend the annual meeting in person. Additional information about voting is included in the accompanying proxy statement and your proxy card.

Please vote your shares We encourage shareowners to vote promptly, as this will save the expense of additional proxy solicitation. You may vote in the following ways:	By Telephone	By Internet	By Mail	In Person
	In the U.S. or Canada you can vote your shares by calling 1-800-652-8683.	You can vote your shares online at www.envisionreports. com/LNCE. You will need the 12-digit control number on the proxy card.	You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.	You can vote in person at the annual meeting.

By order of the Board of Directors,

Gail Sharps Myers

Senior Vice President, General Counsel and Secretary

Charlotte, North Carolina

March 27, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 3, 2017. The Proxy Statement and Annual Report to Stockholders for the

fiscal year ended December 31, 2016 are available at www.envisionreports.com/LNCE.

Proxy Summary

MEETING INFORMATION

DATE AND TIME: Wednesday, May 3, 2017 at 9 a.m., EDT LOCATION: The Ballantyne Hotel & Lodge Fairway Ballroom 10000 Ballantyne Commons Pkwy Charlotte, NC 28277	Even if you currently plan to attend the 2017 Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Submitting your proxy via internet, mobile device, telephone or mail does not affect your right to vote in person at the 2017 Annual Meeting.

How to Vote

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the 2017 Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of directors. Shares may be voted by the following procedures:

Via Telephone	Via Internet	Via Mail	In-Person

Shares may be voted via any touch-tone telephone by following the instructions on your proxy card. Your voting instructions will be accepted until 1:00 a.m., Eastern Daylight Time, on May 3, 2017. Have your proxy card in hand when you call and follow the instructions given.

Shares may be voted via the internet. Your voting instructions will be accepted until 1:00 a.m., Eastern Daylight Time, on May 3, 2017. Have your proxy card in hand when you access the website and follow the instructions given.

		Shares may be voted via mail by marking, signing and dating your proxy card and returning it in the postage-paid envelope found in your proxy package.	Shares held directly in your name as the stockholder of record may be voted in person at the 2017 Annual Meeting. If you choose to vote in person at the 2017 Annual Meeting, please bring your proxy card and proof of personal identification. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the stockholder of record giving you the right to vote the shares.

The following issues will be addressed at the 2017 Annual Meeting:

1	The election of the four directors nominated by the board	2	The advisory vote to approve compensation of our named executive officers	3	The advisory vote on frequency on which stockholders should vote to approve compensation of our named executives officers	4	The ratification of the audit committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017

	See page 6		See page 44		See page 45		See page 46

Only stockholders of record at the close of business on March 8, 2017 (the “record date”), will be entitled to vote at the 2017 Annual Meeting, and each share will be entitled to one vote. At the close of business on the record date, there were 96,498,259 shares of our common stock outstanding and entitled to vote at the 2017 Annual Meeting.

SNYDER’S LANCE 2017 PROXY STATEMENT	i

Proxy Summary

EXECUTIVE COMPENSATION HIGHLIGHTS

We Emphasize Pay for Performance by aligning incentives with business strategies to reward executives who achieve or exceed Company, business unit and individual goals, while discouraging excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others.

Average Mix of Key Components of NEO Compensation by Type, Length and Form(1)

We Pay Competitively by setting target compensation opportunities to be competitive with other corporations of similar size, value, and complexity.

We Focus on Long-Term Success by including equity as a cornerstone of our executive pay programs and by using a combination of short-term and long-term incentives to ensure a strong connection between the Company performance and actual compensation realized.

Target NEO Compensation for FY 2016

Compensation Element	% of Total	Description	Cash	Equity
Base Salary	28.4	Annual Base Pay	✓
Annual Incentive Plan	20.7	Target Bonus Awards for each of the named executive officers	✓
Long-Term Cash and Equity Compensation	45.8	Awards are based on a number of factors, including the recipient’s position, salary and performance, as well as our overall corporate performance	✓	✓
Benefits(2)(3)	5.1	Group insurance package, 401(k) plan, paid sick leave, paid holidays, paid vacations and term life insurance

(1)	This representation assumes an annualized salary for Alexander W. Pease, the Chief Financial Officer.
(2)	Group Insurance package includes medical premiums paid by the Company.
(3)	Paid holidays include seven (7) Company-recognized holidays and three (3) personal holidays.

ii	SNYDER’S LANCE 2017 PROXY STATEMENT

General Information

We are providing these proxy materials in connection with the 2017 Annual Meeting of Stockholders of Snyder’s-Lance, Inc. (“Snyder’s-Lance,” the “Company,” “we,” “us,” or “our”). This proxy statement contains important information for you to consider when deciding how to vote on the matters to be brought before the annual meeting. Please read it carefully.

This proxy statement and the accompanying materials were first mailed to stockholders on or about March 27, 2017.

Why am I receiving these materials?

You have received these proxy materials because the board of directors of Snyder’s-Lance is soliciting your proxy to vote your shares at the annual meeting. The proxy statement includes information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares.

What is a proxy?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

What is included in these materials?

These materials include:

•	the Notice of the 2017 annual meeting;
•	the Proxy Statement for the 2017 annual meeting;
•	a proxy card for the 2017 annual meeting; and
•	the 2017 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

What proposals will be voted at the meeting? How does the board of directors recommend that I vote and what is the voting requirement for each of the proposals?

Proposals	Board Recommendation	Votes Required
Election of Directors	FOR EACH NOMINEE	Plurality
Advisory Vote to Approve Executive Compensation (“Say on Pay Vote”)	FOR	Majority of the shares present, in person or represented by proxy, and entitled to vote
Advisory Vote to Set the Frequency of Future Say on Pay Votes	FOR EVERY 1 YEAR	Plurality(1)
Ratification of Independent Registered Public Accounting Firm	FOR	Majority of the shares present, in person or represented by proxy, and entitled to vote

(1)	A plurality of the votes cost for Proposal No. 3 will be considered the stockholders’ preferred frequency for holding an advisory vote on executive compensation.

SNYDER’S LANCE 2017 PROXY STATEMENT	1

General Information

Who can attend the annual meeting?

Admission to the annual meeting is limited to:

•	stockholders as of the close of business on March 8, 2017, the record date;
•	holders of valid proxies for the 2017 annual meeting; and
•	our invited guests.

Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date. If you plan to attend the annual meeting and you require directions, please call us at (704) 554-1421.

When is the record date and who is entitled to vote?

The board of directors set March 8, 2017 as the record date. All holders of our common stock as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote. As of the record date, there were 96,498,259 shares of common stock outstanding.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Snyder’s-Lance common stock is reflected directly on the books and records of our transfer agent, Computershare Investor Services, LLC. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record and plan to attend the annual meeting, we may require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.

How do I vote?

You may vote by any of the following methods:

By phone or via the Internet. You may vote by proxy by phone or via the Internet by following the instructions on the proxy card provided.

If you vote by phone or the Internet, please have your proxy card available. The control number appearing on your card is necessary to process your vote. A phone or Internet vote authorizes the named proxy holders in the same manner as if you marked, signed and returned a proxy card by mail.

In person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in “street name”, you must also obtain a legal proxy from your broker to vote in person at the meeting.

By mail. You may vote by proxy by marking, signing and returning the proxy card provided.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

•	Stockholders of record. You may change or revoke your proxy or voting instructions by (1) mailing a written notice of revocation to our Secretary at Snyder’s-Lance, Inc., 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, (2) submitting another timely vote (including by phone or Internet) or (3) attending the annual meeting and voting in person. For all methods of voting, the last timely vote cast will supersede all previous votes.
•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

2	SNYDER’S LANCE 2017 PROXY STATEMENT

General Information

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by phone that you wish to vote as recommended by the board of directors, or
•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”), the advisory vote to approve our executive compensation (“Proposal 2”), the frequency of advisory votes approving executive compensation (“Proposal 3”) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2 and 3.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017 (“Proposal 4”) is a matter generally considered routine under applicable rules. A broker or other nominee may generally vote on routine matters.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of a majority of Snyder’s-Lance common stock eligible to vote at the annual meeting is called a “quorum.” A quorum is necessary to conduct business at the annual meeting.

How are abstentions and broker non-votes treated?

Abstentions and shares held of record by a broker or in street name that are present in person or by proxy and eligible to vote on any matter are counted as present and entitled to vote for purposes of determining whether a quorum is present. Broker shares and other shares held in street name that are not entitled to vote on any matter at the annual meeting are not included in determining whether a quorum is present. Abstentions and broker non-votes are not counted as votes cast at the annual meeting and therefore will have no impact on the outcome of any matter.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies. We have retained Georgeson, Inc. for a cost of $7,000, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the annual meeting?

Snyder’s-Lance will announce preliminary or final voting results at the annual meeting and publish the results in a Form 8-K filed with the SEC within four business days after the completion of the annual meeting.

SNYDER’S LANCE 2017 PROXY STATEMENT	3

Security Ownership of Principal Stockholders and Management

The following table sets forth as of March 2, 2017 information concerning the beneficial ownership of our common stock by (1) the only persons known by us to be beneficial owners of more than 5% of our common stock, (2) each director and nominee for director, (3) each named executive officer named in the Summary Compensation Table on page 29 and (4) all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated. In addition, unless otherwise indicated, the address for all persons below is 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277. In accordance with SEC rules, all holdings include shares of common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days of March 2, 2017.

Name and Address of Beneficial Owner	Number of Shares(1) and Nature of Beneficial Ownership		Percentage of Common Stock Outstanding(1)
Patricia A. Warehime 13515 Ballantyne Corporate Place Charlotte, NC 28277	9,852,964	(3)	10.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,174,362	(4)	8.5%
Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	6,267,553	(5)	6.5%
Jeffrey A. Atkins	20,135	(6)	*
Peter P. Brubaker	77,012	(7)	*
C. Peter Carlucci, Jr.	86,352	(8)	*
John E. Denton	23,460	(9)	*
Brian D. Driscoll	550,261	(10)	*
Lawrence V. Jackson	4,135	(11)	*
James W. Johnston	775,456	(12)	*
Carl E. Lee, Jr.	1,155,162	(13)	1.2%
David C. Moran	8,000	(14)	*
Dan C. Swander	16,135	(15)	*
Isaiah Tidwell	30,043	(16)	*
Alexander W. Pease	4,425	(17)	*
Rick D. Puckett	330,623	(18)	*
Rodrigo F. Troni Pena	53,276	(19)	*
Patrick S. McInerney	183,895	(20)	*
Francis B. Shuster	62,148	(21)	*
Directors and executive officers as a group (17 persons)	13,233,464	(22)	13.7%

*Less than 1%

(1)	Number of Shares are rounded to the nearest whole number.
(2)	Based on 96,492,010 shares outstanding as of March 2, 2017, plus stock options held by such persons that are exercisable or become exercisable within 60 days of March 2, 2017.
(3)	Patricia A Warehime has sole voting and dispositive power over 9,852,964 shares of common stock, including:
(i)	1,041,345 shares of common stock held directly by Warehime Enterprises, Inc., of which Ms. Warehime is the controlling stockholder; and
(ii)	362,135 shares of common stock owned by MAW Associates, L.P. of which Ms. Warehime is the sole member and general partner.
In addition, Ms. Warehime’s holdings include 4,135 shares vested but deferred until no longer serving as a director.
(4)	Based on Schedule 13G filed on January 27, 2017 by BlackRock, Inc. reporting shares held on December 31, 2016. The Schedule 13G reports that BlackRock, Inc. has sole power to vote 8,007,610 of such shares, sole power to dispose of 8,174,362 of such shares and no shared power to vote or dispose of any shares.
(5)	Based on Schedule 13G filed on February 13, 2017 by the Vanguard Group reporting shares held on December 31, 2016. The Schedule 13G reports that the Vanguard Group has sole power to vote 97,843 of such shares, sole power to dispose of 6,161,147 of such shares, 12,344 shared power to vote of such shares and 106,406 shared power to dispose of such shares.
(6)	Includes 4,135 shares vested but deferred until no longer serving as a director.
(7)	Includes 4,000 restricted shares.
(8)	Includes 4,000 restricted shares and 21,382 shares subject to exercisable stock options. Of the 21,382 shares subject to exercisable stock options, Mr. Carlucci intends to exercise 2,330 of such shares prior to the close of the market on March 31, 2017.
(9)	Includes 4,000 restricted shares and 6,932 shares subject to exercisable stock options.
(10)	Includes 458,538 shares subject to exercisable stock options.
(11)	Includes 4,135 shares vested but deferred until no longer serving as a director.
(12)	Includes 717,134 shares held indirectly by Mr. Johnston’s wife as trustee and beneficiary of a family trust and 25,000 shares held in another trust for the benefit of Mr. Johnston’s wife. Mr. Johnston’s shares also include 4,135 shares vested but deferred until no longer serving as a director.
(13)	Includes 36,683 restricted shares and 824,449 shares subject to exercisable stock options.
(14)	Includes 4,000 restricted shares.

4	SNYDER’S LANCE 2017 PROXY STATEMENT

Security Ownership of Principal Stockholders and Management

(15)	Includes 4,135 shares vested but deferred until no longer serving as a director.
(16)	Includes 4,135 shares vested but deferred until no longer serving as a director.
(17)	Includes 4,425 restricted shares.
(18)	Includes 9,298 restricted shares and 261,901 shares subject to exercisable stock options.
(19)	Includes 3,454 restricted shares and 41,354 shares subject to exercisable stock options.
(20)	Includes 1,762 restricted shares and 84,914 shares subject to exercisable stock options.
(21)	Includes 3,411 restricted shares and 53,750 shares subject to exercisable stock options.
(22)	Includes 1,746,288 shares subject to exercisable stock options held by directors and executive officers and 362,135 shares pledged as security. Does not include shares beneficially owned by BlackRock. Inc. or the Vanguard Group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and beneficial owners of more than 10% of our common stock are required to furnish us copies of all ownership reports they file. Based solely on our review of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and beneficial owners of more than 10% of our common stock complied with all applicable filing requirements on a timely basis during fiscal year 2016, except for a late filing made by Brian J. Driscoll who inadvertently filed a late Form 4 on March 17, 2016 reporting the withholding of shares relating to the vesting of, and the vesting of, performance restricted stock units and restricted stock units on February 29, 2017 and March 8, 2016; a late filing made by Andrea L. Frohning who inadvertently filed a late Form 4 on March 22, 2016 reporting a restricted share grant and option grant received on March 7, 2016; a late filing made by Brian J. Driscoll who inadvertently filed a late Form 4 on May 18, 2016 reporting a restricted stock unit grant received on May 13, 2016; a late filing made by Alexander W. Pease who inadvertently filed a late Form 4 on November 14, 2016 reporting a restricted stock unit grant and option grant received on November 1, 2016; and a late filing made by Andreas Sokollek who inadvertently filed a late Form 4 on November 16, 2016 reporting a restricted stock unit grant and option grant received on November 7, 2016.

SNYDER’S LANCE 2017 PROXY STATEMENT	5

PROPOSAL 1—Election of Directors

The board of directors is divided into three classes. Directors are generally elected into classes with three-year terms. The board of directors has nominated four candidates for election at the 2017 annual meeting to hold office until the annual meeting of stockholders in 2020 and until their successors are duly elected and qualified:

•	C. Peter Carlucci, Jr.
•	Brian J. Driscoll
•	James W. Johnston
•	Patricia A. Warehime

Each of the nominees has agreed to be named in this proxy statement and serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the holders of the proxies solicited by the board intend to vote your shares for any substitute nominee proposed by the board of directors. The proxies being solicited cannot be voted for a greater number of individuals than the four nominees.

Election of the directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. Accordingly, the four director nominees receiving the highest number of votes will be elected. An abstention or broker non-vote will have no effect on the outcome of the election of directors.

The board of directors unanimously recommends that you vote “FOR” each of the four nominees listed above.

INFORMATION ABOUT DIRECTORS AND NOMINEES

The following table lists each of the nominees for director and the directors whose terms of office will continue after the annual meeting.

Name	Age	Position with the Company	Expiration of Term as Director	Director Since
Jeffrey A. Atkins	68	Director	2018	2006
Peter P. Brubaker	70	Director	2018	2010
C. Peter Carlucci, Jr.	73	Director	Nominee	2010
John E. Denton	73	Director	2019	2010
Brian J. Driscoll	58	Director	Nominee	2016
Lawrence V. Jackson	63	Director	2019	2015
James W. Johnston	70	Director	Nominee	2008
Carl E. Lee, Jr.	57	President, Chief Executive Officer and Director	2018	2010
David C. Moran	59	Director	2019	2015
Dan C. Swander	73	Director	2019	2004
Isaiah Tidwell	72	Director	2018	1995
Patricia A. Warehime	62	Director	Nominee	2010

6	SNYDER’S LANCE 2017 PROXY STATEMENT

PROPOSAL 1—Election of Directors

Set forth below is biographical information about each nominee and continuing director, including for each nominee or director, the individual’s principal occupation, as well as a brief description of the specific experience, qualifications, attributes or skills that led the board of directors to conclude that such nominee or director should serve as a director.

Jeffrey A. Atkins AGE 68 DIRECTOR SINCE 2006 COMMITTEES Chairman of Audit Committee and serves on the Executive Committee and the Governance and Nominating Committee

Experience

Jeffrey A. Atkins served as the Executive Vice President and Chief Financial Officer of ACH Food Companies, Inc., a Memphis, TN food manufacturer, distributor and marketer, from 2003 until his retirement in 2010. He worked as a private investor from 2001 until 2003; Chief Financial Officer of Springs Industries, Inc., a Fort Mill, SC manufacturer and distributor of textile home furnishings from 1999 until 2001; and Chief Executive Officer and Chief Financial Officer of Pete’s Brewing Company, a Palo Alto, CA craft beer brewer and marketer from 1997 until 1998. He held various positions including Vice President of Corporate Planning (1995-1996) at The Quaker Oats Co., a Chicago, IL food and beverage marketer and manufacturer, from 1977 to 1996. He serves as Chairman of the board of directors of Stratas Foods, Inc., a manufacturer and distributor of edible oils.

Qualifications

Mr. Atkins brings to the board of directors a valuable understanding of the food industry gained through his many years of experience with several companies in the industry, including almost 20 years with The Quaker Oats Company. He also provides a unique perspective to the board of directors because of his experience as the chief financial officer for multiple companies.

Peter P. Brubaker AGE 70 DIRECTOR SINCE 2010 COMMITTEES Serves on the Audit Committee and the Compensation Committee

Experience

Peter P. Brubaker has been the President of Hammer Creek Enterprises LLC, a private investment and financial advisory firm, since 2005. He served as the President and Chief Executive Officer of Susquehanna Media Co., a radio broadcasting and cable television company, from 1995 until his retirement in 2005. Prior to 1995 he held various positions with Susquehanna Pfaltzgraff Co. including Vice President Finance and Chief Financial Officer. From 1974 until 1977 he worked for Mellon Bank, N.A. Mr. Brubaker served as a member of the board of directors of Snyder’s of Hanover, Inc. (“Snyder’s”) until December 2010 when he was elected to our Company’s board of directors in connection with the merger between Snyder’s and our Company (the “Merger”). Mr. Brubaker currently serves as a Director of WellSpan Health System, where he chairs their Finance and Investment Committee. Mr. Brubaker has a BA degree in Economics from Wesleyan University and a MBA degree from Harvard Business School.

Qualifications

Mr. Brubaker is qualified to be a director because of the valuable combination of financial expertise and executive and managerial experience that he brings to the board of directors.

C. Peter Carlucci, Jr. AGE 73 DIRECTOR SINCE 2010 COMMITTEES Serves on the Governance and Nominating Committee

Experience

C. Peter Carlucci, Jr. has been a member of the law firm of Eckert Seamans Cherin & Mellott, LLC since 1989. Mr. Carlucci is the managing partner of CPC Partnership, a real estate investment entity. From 2005 until 2007, he served as a director of Sigma Coatings USA, Inc. and a managing director of Sigma Coatings USA, B.V., producers of industrial coatings. Mr. Carlucci was a director of Snyder’s for 30 years from June 1980 until December 2010 when he was appointed to our Company’s board of directors in connection with the Merger.

Qualifications

Mr. Carlucci provides a valuable perspective to the board of directors from his experience in the legal profession. He also brings an appreciation of the role of a board of directors which was acquired through his service on Snyder’s and other boards.

SNYDER’S LANCE 2017 PROXY STATEMENT	7

PROPOSAL 1—Election of Directors

John E. Denton AGE 73 DIRECTOR SINCE 2010 COMMITTEES Serves on the Executive Committee and the Governance and Nominating Committee

Experience

John E. Denton works as a private investor. From 2004 until 2009, Mr. Denton was a partner at Maloney, Mitchell and Denton, a commercial real estate firm specializing in planned unit developments and mixed use communities. He has worked as a Division Manager at Proctor and Gamble Food Products, President of Hanover Foods, and Chairman and Chief Executive Officer of New World Pasta. Mr. Denton also served as President and Chief Executive Officer of Snyder’s from 1992 to February 2000. Mr. Denton served as a member of the board of directors of Snyder’s until December 2010 when he was elected to our Company’s board of directors in connection with the Merger.

Qualifications

Mr. Denton is qualified for service on the board of directors because of his extensive knowledge of the food industry acquired through his experience with numerous companies in the industry, including Snyder’s. His understanding and appreciation of Snyder’s business is valuable to the board of directors.

Brian J. Driscoll AGE 58 DIRECTOR SINCE 2016 COMMITTEES none

Experience

Brian J. Driscoll was appointed to our Company’s board of directors on February 29, 2016 in connection with our Company’s acquisition of Diamond Foods, Inc. (“Diamond”). Mr. Driscoll previously served as President and Chief Executive Officer of Diamond and was a member of the Diamond board of directors from May 2012 to February 2016. Prior to joining Diamond, from June 2010 to March 2012, Mr. Driscoll was Chief Executive Officer of Hostess Brands, which filed for Chapter 11 bankruptcy protection in January 2012. From 2002 to June 2010, he held senior management positions at Kraft Foods, Inc., including as President, Sales, Customer Service and Logistics, Kraft North America from 2007 to June 2010. Mr. Driscoll joined Kraft Foods, Inc. as a result of Kraft’s acquisition of Nabisco, where he worked from 1995 to 2002, first as President of Sales and Integrated Logistics and later as the Senior Vice President, Biscuit Sales and Customer Service. Earlier in his career, Mr. Driscoll held sales and sales management positions of increasing responsibility at Nestlé USA and Procter & Gamble Company. Mr. Driscoll holds a B.S. degree from St. John’s University.

Qualifications

Mr. Driscoll brings to the Board extensive experience in the food and consumer packaged goods industries as well as a background in general management, sales and logistics.

James W. Johnston

AGE

70

DIRECTOR SINCE

2008

COMMITTEES

Chairman of the Executive Committee, Chairman of the Governance and Nominating Committee, and serves on the Audit Committee and Compensation Committee

Experience

James W. Johnston has served as Chairman of the Board since May 2016. Mr. Johnston is also the President and Chief Executive Officer of Stonemarker Enterprises, Inc., a Mooresville, NC consulting and investment company, since 1996. He was the Vice Chairman of RJR Nabisco, Inc., a Winston-Salem, NC diversified manufacturer of consumer products from 1995 until 1996; Chairman of R. J. Reynolds Tobacco Worldwide from 1993 until 1996; and Chairman and Chief Executive Officer of R. J. Reynolds Tobacco Co. from 1989 until 1996. He served on the board of directors of Sealy Corporation from 1993 until 2013, RJR Nabisco, Inc. from 1989 to 1996, and Wachovia Bank, N.A. from 1990 to 1996.

Qualifications

Mr. Johnston provides the board of directors with a valuable perspective acquired through his significant leadership and executive experience. He also brings an important understanding of the role of a board of directors because of his previous board experience.

8	SNYDER’S LANCE 2017 PROXY STATEMENT

PROPOSAL 1—Election of Directors

Lawrence V. Jackson AGE 63 DIRECTOR SINCE 2015 COMMITTEES Serves on the Compensation Committee

Experience

Lawrence V. Jackson has served as a Senior Advisor to New Mountain Capital, LLC, a private equity firm, since 2008. He previously served as President and Chief Executive Officer, Global Procurement from 2006 to 2007 and as Executive Vice President and Chief People Officer from 2004 to 2006 for Wal- Mart Stores, Inc. Mr. Jackson served as President and Chief Operations Officer of Dollar General Stores, Inc. from 2003 to 2004. From 1997 to 2003, he served as Senior Vice President, Supply Operations for Safeway, Inc. Mr. Jackson served PepsiCo, Inc. for 16 years from 1981 to 1997 in various capacities including serving as the Senior Vice President and Chief Operating Officer of Worldwide Operations for PepsiCo Foods. Mr. Jackson began his career as a Consultant for McKinsey & Co. Mr. Jackson holds an MBA from Harvard Business School and a BA in Economics from Harvard College. He has served as a Director of Assurant, Inc. (insurance) since 2009 and Information Resources, Inc. since 2012. He has also served on the boards of directors of ProLogis and Radioshack.

Qualifications

Mr. Jackson’s experience with a broad range of manufacturers and retailers and his experience as a board member of public and private companies provides valuable insight to the board of directors of Snyder’s-Lance.

Carl E. Lee, Jr. AGE 57 DIRECTOR SINCE 2010 COMMITTEES Serves as Secretary of the Executive Committee

Experience

Carl E. Lee, Jr. has served as the President and Chief Executive Officer of Snyder’s-Lance since May 2013 and previously served as the President and Chief Operating Officer beginning in December 2010. He served as the President and Chief Executive Officer of Snyder’s of Hanover, Inc. from 2005 until December 2010. From 1986 until 1997, Mr. Lee held various sales and marketing positions with Frito-Lay, including Vice President and General Manager for Frito-Lay Southeast Region and managing sales for Frito-Lay Europe. In 1997, Mr. Lee began working for Nabisco where he led their South American business, served as President of their Caricam Region and their Southern Cone Region. Mr. Lee also led Nabisco’s Global Export business which covered 95 countries. Mr. Lee has served on the board of directors of Welch’s Foods from 2009 until 2015 and Krispy Kreme Doughnuts, Inc. since November 2014. Mr. Lee served as a member of the board of directors of Snyder’s until December 2010 when he was elected to our company’s board of directors in connection with the Merger.

Qualifications

Mr. Lee brings to the board of directors his significant understanding of Snyder’s business and operations acquired through his service as the President and CEO of Snyder’s. His extensive domestic and international experience in the snack food industry and his merger and acquisition experience provide the board with a valuable perspective.

David C. Moran AGE 59 DIRECTOR SINCE 2015 COMMITTEES Serves on the Audit Committee

Experience

David C. Moran is a consumer packaged goods industry veteran with 35 years of experience. Most recently he was the President and Chief Executive Officer of Heinz North America. Mr. Moran led all aspects of the business: marketing, sales, finance, research and development, human resources, operations and supply chain. Over the course of two assignments spanning 11 years, he successfully led 85% of Heinz’s world-wide businesses, including Heinz Europe while living in London. He joined Heinz in 1998, after a 15 year career at The Clorox Company. Mr. Moran started his career at Procter & Gamble in 1980. He has had extensive board experience across public and private companies including his current companies, Acosta Sales & Marketing Company—a Carlyle company, and Nonni’s—a Wind Point company. He also has a consulting arrangement with Onex Partners. Mr. Moran is a graduate of the University of Louisville, the University of Pennsylvania Wharton School of Business Executive Education Program and the Harvard Business School Advanced Management Program.

Qualifications

Mr. Moran’s food industry and public and private board experience provides the board of directors of Snyder’s-Lance with valuable expertise and insight.

SNYDER’S LANCE 2017 PROXY STATEMENT	9

PROPOSAL 1—Election of Directors

Dan C. Swander AGE 73 DIRECTOR SINCE 2004 COMMITTEES Serves on the Audit Committee and the Governance and Nominating Committee

Experience

Dan C. Swander has been an Operating Partner of Swander Pace Capital, an equity investment firm specializing in consumer products and related industries in San Francisco, CA since 2006. He was the Chief Executive Officer of Method Products, Inc., a San Francisco, CA marketer of household cleaning and personal care products, from 2008 until 2009; Executive Vice President of Basic American Foods, Inc., a Walnut Creek, CA food manufacturing company from 2004 until 2005; President and Chief Operating Officer of International Multifoods Corporation, a Minnetonka, MN food manufacturing company, from 2001 until 2004; and Chairman and Director of Swander Pace & Company, a strategy consulting firm specializing in the food, beverage and packaged goods industries in San Francisco, CA, from 1987 until 2001.

Qualifications

Mr. Swander’s significant executive experience, which includes experience in the food and packaged goods industries, particularly qualifies him to serve on the board of directors. Mr. Swander brings his knowledge of the finance sector to the board of directors acquired through his experience with an equity investment firm.

Isaiah Tidwell AGE 72 DIRECTOR SINCE 1995 COMMITTEES Chairman of the Compensation Committee and serves on the Audit Committee and the Executive Committee

Experience

Isaiah Tidwell has worked as a private investor since 2005. He was the Georgia Wealth Management, Director, Executive Vice President—Wachovia Bank, N.A. in Atlanta, GA from 2001 until 2005; President of Georgia Banking—Wachovia Bank, N.A. in Atlanta, GA from 1999 until 2001; and Executive Vice President and Southern/Western Regional Executive of Wachovia Bank, N.A. from 1996 until 1999. In addition, Mr. Tidwell earned a BS in Accounting from North Carolina Central University and an MBA from the Babcock Graduate School of Management of Wake Forest University. He is a Director of Lincoln National Corporation and previously served as a Director of Harris Teeter Supermarkets, Inc.

Qualifications

Mr. Tidwell’s years of dedicated service since 1995 as a member of our company’s board of directors along with other diverse corporate board experiences qualify him for service on our board of directors. His experience and leadership in the banking industry and general business experience and economic development experiences also provide a valuable perspective to our company’s board of directors.

Patricia A. Warehime AGE 62 DIRECTOR SINCE 2010 COMMITTEES none

Experience

Patricia A. Warehime worked as an occupational therapist at the Lincoln Intermediate Unit Preschool Program in New Oxford, Pennsylvania. She currently serves on the board of directors of Capital Blue Cross Insurance Company and is a member of the board of advisors of Elizabethtown College in Elizabethtown, Pennsylvania. In addition, she has been recognized as a governance fellow by the National Association of Corporate Directors. Ms. Warehime served as a member of the board of directors of Snyder’s until December 2010 when she was appointed to our company’s board of directors in connection with the Merger.

Qualifications

Ms. Warehime brings to the board of directors an appreciation for the role of a board of directors acquired through her diverse board experience.

10	SNYDER’S LANCE 2017 PROXY STATEMENT

Corporate Governance

THE BOARD OF DIRECTORS

We are governed by a board of directors and various committees of the board that meet throughout the year. The board of directors and its committees have general oversight responsibility for our affairs. In exercising its fiduciary duties, the board of directors represents and acts on behalf of Snyder’s- Lance and our stockholders.

DIRECTOR INDEPENDENCE

The board of directors determines the independence of its members based on the standards specified by NASDAQ rules. Each year the board reviews the relationships between our Company and each director to determine compliance with the NASDAQ standards. In making its independence determinations, the Board of Directors considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

Our Board of Directors has affirmatively determined that each of Mr. Atkins, Mr. Brubaker, Mr. Jackson, Mr. Johnston, Mr. Moran, Mr. Swander, and Mr. Tidwell is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NASDAQ guidelines, including with respect to committee membership. Additionally, our Board of Directors has determined that each member of the audit and compensation committees are independent. Lastly, Mr. Atkins and Mr. Brubaker are the designated financial experts on the Audit Committee.

The independent directors held four executive sessions without the other directors in fiscal year 2016.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors held five regularly scheduled meetings during fiscal year 2016. Each incumbent director attended 75% or more of the board and applicable committee meetings during fiscal year 2016 for the periods during which each such director served. Each director is expected to attend the 2017 annual meeting of stockholders in person. All incumbent directors who were directors of our Company at the time of the 2016 annual meeting of stockholders attended the 2016 annual meeting of stockholders.

BOARD LEADERSHIP STRUCTURE

The board of directors does not have a general policy regarding the separation of the roles of Chairman of the Board and CEO. The board of directors believes that it is in our best interest to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on our circumstances. Mr. Lee is the CEO and Mr. Johnston is the Chairman of the Board, meaning the roles of Chairman of the Board and CEO are currently separate.

If the Chairman of the Board is not an independent director, our corporate governance principles provide for a Lead Independent Director. We do not currently have a Lead Independent Director because Mr. Johnston is an independent director.

SNYDER’S LANCE 2017 PROXY STATEMENT	11

Corporate Governance

BOARD COMMITTEES

The board of directors has a standing audit committee, compensation committee, executive committee and governance and nominating committee. The board of directors has, and may also establish, other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the board of directors.

The members of the board’s committees are identified in the following table:

DIRECTOR	AUDIT	COMPENSATION	EXECUTIVE	GOVERNANCE AND NOMINATING
Jeffrey A. Atkins	Chair		✓	✓
Peter P. Brubaker	✓	✓
C. Peter Carlucci, Jr.				✓
John E. Denton			✓	✓
Brian D. Driscoll
Lawrence V. Jackson		✓
James W. Johnston	✓	✓	Chair	Chair
Carl E. Lee, Jr.			Secretary
David C. Moran	✓
Dan C. Swander	✓			✓
Isaiah Tidwell	✓	Chair	✓
Patricia A. Warehime
Number of Meetings in Fiscal Year 2016	5	7	0	3

Each committee of the board of directors functions pursuant to a written charter adopted by the board of directors. Copies of each of the committee charters are available on our website, www.snyderslance.com, under the Investor Relations tab.

The following table provides information about the operation and key functions of each board committee:

Audit Committee

The Audit Committee is currently composed of Chairman Atkins and Messrs. Brubaker, Johnston, Moran, Swander and Tidwell. The functions of the Audit Committee includes assisting the board of directors in fulfilling its oversight responsibilities by overseeing and reviewing the financial reports and other financial information provided to the stockholders; providing director oversight of the independent auditor, which includes having sole authority and responsibility for appointment, termination and compensation of the independent auditor; consulting with the independent auditor out of the presence of management about internal controls and the fullness and accuracy of our financial statements; reviewing the integrity of our internal and external financial reporting processes; considering and approving, if appropriate, major changes to our auditing and accounting principles and practices as suggested by the independent auditor, management or the internal auditor; monitoring our systems and procedures for compliance with laws, regulations and other legal requirements; overseeing our risk assessment and risk management policies; overseeing the development of our enterprise risk management policies and procedures; and reviewing capital expenditure projects, acquisitions and divestitures in excess of $5 million. The Audit Committee met five times during the 2016 fiscal year. The board of directors has determined that each of Mr. Atkins and Mr. Brubaker is an “audit committee financial expert” within the meaning of applicable SEC regulations. The board of directors has determined that all of the members of the audit committee are “independent” within the meaning of applicable NASDAQ listing standards and Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

The Compensation Committee is currently composed of Chairman Tidwell and Messrs. Brubaker, Jackson and Johnston. The functions of the Compensation Committee includes administering and interpreting our executive employee stock plans; reviewing the compensation of our executive officers and establishing their compensation (other than the CEO); recommending performance criteria for the CEO to the board of directors; evaluating the performance of the CEO and reports to the board of directors on such evaluation; and making recommendations to the board of directors concerning the compensation of the CEO and non-employee directors. The Compensation Committee met seven times during fiscal year 2016. The board of directors has determined that all of the members of the Compensation Committee are “independent” within the meaning of applicable NASDAQ listing standards.

12	SNYDER’S LANCE 2017 PROXY STATEMENT

Corporate Governance

Executive Committee

The Executive Committee is currently composed of Chairman Johnston and Messrs. Atkins, Denton, Lee and Tidwell. The functions of the Executive Committee include exercising the authority of the board of directors and acting on its behalf from time, except when such authority is delegated to the independent directors or the delegation of such authority is prohibited by law. The Executive Committee did not meet during fiscal year 2016.

Governance and Nominating Committee

The Governance and Nominating Committee is currently composed of Chairman Johnston and Messrs. Atkins, Carlucci, Denton and Swander. The functions of the Governance and Nominating Committee include identifying, evaluating and recommending candidates for election to the board of directors; recommending the members of each committee and the Chairman of each committee to the board of directors; assessing and reviewing with the board of directors the appropriate qualifications for members of the board of directors; reviewing and recommending appropriate changes to the board of directors regarding our corporate governance principles, codes of conduct and ethics and other corporate governance documents; and reviewing the adequacy of the committee charters and recommending any changes to the board of directors. The Governance and Nominating Committee met three times during fiscal year 2016. The board of directors has determined that all of the members of the Governance and Nominating Committee are “independent” within the meaning of applicable NASDAQ listing standards.

BOARD’S ROLE IN RISK OVERSIGHT

Management is responsible for managing the risks that we face. The board of directors is responsible for overseeing management’s approach to risk management. The involvement of the full board of directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk. While the board of directors has ultimate oversight responsibility for overseeing management’s risk management process, the board of directors has delegated to the Audit Committee the lead role in overseeing our Company’s approach to risk management.

The Audit Committee is responsible for (i) overseeing our risk assessment and risk management policies; (ii) overseeing management’s identification, monitoring and evaluation of our major financial and other risk exposures, including operational, legal, regulatory, business, commodity, major project, strategic, credit, liquidity, derivative, reputation and external risks; (iii) overseeing the development of our enterprise risk management policies and procedures, including limits and tolerances, risk roles and responsibilities, risk mitigation decisions and risk related assumptions; and (iv) reporting regularly to the board of directors on our overall enterprise risk management program.

The Compensation Committee also assists the board in its oversight of the evaluation and management of risks related to our compensation policies and practices.

DIRECTOR NOMINATION PROCESS

The board of directors has delegated to its Governance and Nominating Committee the responsibility for identifying, evaluating and recommending director candidates to the board of directors. In identifying potential director candidates, the Governance and Nominating Committee seeks input from other members of the board of directors and executive officers. Additionally, the Governance and Nominating Committee may consider director candidates recommended by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Governance and Nominating Committee. The Governance and Nominating Committee will also consider director candidates appropriately recommended by our stockholders.

In evaluating director candidates, the Governance and Nominating Committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, the Governance and Nominating Committee considers the following factors, in addition to any other factors deemed appropriate by the Governance and Nominating Committee:

•	whether the candidate is of the highest ethical character and shares our values;
•	whether the candidate’s reputation, both personal and professional, is consistent with our image and reputation;
•	whether the candidate’s diverse characteristics, experiences, perspectives and skills would benefit the board of directors given the current composition of the board of directors;

SNYDER’S LANCE 2017 PROXY STATEMENT	13

Corporate Governance

•	whether the candidate is “independent” as defined by the applicable NASDAQ listing standards and other applicable laws, rules or regulations regarding independence;
•	whether the candidate qualifies as someone who is “financially sophisticated” or as an “audit committee financial expert” as described in the NASDAQ listing standards or any other applicable laws, rules or regulations;
•	whether the candidate is free from material conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable NASDAQ listing standards or other applicable laws, rules or regulations;
•	whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and
•	if the candidate is an incumbent director, the director’s overall service to Snyder’s-Lance during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the Governance and Nominating Committee may consider in identifying director nominees, but the Governance and Nominating Committee does not have a formal policy regarding board diversity.

The Governance and Nominating Committee assesses and reviews these guidelines with the board of directors each year and modifies them as appropriate. The board of directors also considers these guidelines in carrying out its responsibility for filling vacancies and selecting nominees for election as directors at annual meetings of stockholders. All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above.

STOCKHOLDER RECOMMENDATIONS OF DIRECTOR CANDIDATES

Stockholders who wish to recommend director candidates for consideration by the Governance and Nominating Committee may do so by submitting a written recommendation to the chairman of the Governance and Nominating Committee c/o our Secretary to the board of directors at Snyder’s-Lance, Inc., 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277. Such recommendation must include the following:

•	name and address of the stockholder submitting the recommendation or the beneficial owner, if any, on whose behalf the recommendation is made;
•	class and number of shares of our stock that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation;
•	sufficient biographical information concerning the director candidate, including a statement about the director’s qualifications;
•	all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC;
•	description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made; and
•	written consent of the candidate to be named in our proxy statement and to stand for election if nominated by the board of directors and to serve if elected by the stockholders.

Recommendations by stockholders for director candidates to be considered by the Governance and Nominating Committee for inclusion in the proxy materials related to the 2018 annual meeting must be submitted by November 27, 2017. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement.

In addition, our Bylaws provide that nominations of persons for election to the board of directors may be made at any annual meeting of the stockholders by any stockholder entitled to vote on such election. Such nominations must be submitted in writing to our Secretary at our principal office at least 75 days, but not more than 105 days, before the first anniversary of the preceding year’s annual meeting, and in accordance with the procedures specified in our Bylaws. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept the nomination of any person that is not submitted in compliance with such procedures. See “Stockholder Proposals for the 2018 Annual Meeting” on page 48.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may communicate with any of our directors by sending a written communication to a director c/o our Secretary at Snyder’s-Lance, Inc., 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277. All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, relating to routine or insignificant matters, advertisements, commercial solicitations or frivolous or offensive communications.

14	SNYDER’S LANCE 2017 PROXY STATEMENT

Corporate Governance

DIRECTOR COMPENSATION

The following table shows the compensation paid to each director, excluding directors who are named executive officers, for service on our board of directors in fiscal year 2016:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jeffrey A. Atkins	69,000	123,960	—	—	—	192,960
Peter P. Brubaker	55,500	123,960	—	—	—	179,460
C. Peter Carlucci, Jr.	54,750	123,960	—	—	—	178,710
John E. Denton	54,750	123,960	—	—	—	178,710
Brian W. Driscoll	41,250	123,960	—	—	—	165,210
Lawrence V. Jackson	49,500	123,960	—	—	—	173,460
James W. Johnston	138,000	123,960	—	—	—	261,960
David C. Moran	48,750	123,960	—	—	—	172,710
Dan C. Swander	53,250	123,960	—	—	—	177,210
Isaiah Tidwell	66,750	123,960	—	—	—	190,710
Patricia A. Warehime	42,750	123,960	—	—	—	166,710

(1)	The amounts shown in this column represent the aggregate amounts of fees earned or paid in cash for services as a director in fiscal year 2016.
(2)	The amounts shown in this column represent the aggregate grant date fair value of restricted common stock awards or restricted stock unit awards computed in accordance with ASC Topic 718. Each non-employee director received 4,000 shares of time-based restricted stock or restricted stock units on May 13, 2016 under the 2014 Director Stock Plan. The assumptions made in determining the fair values of the stock awards are described on pages 43 to 51 and 60 to 64 of our Form 10-K for the fiscal year ended December 31, 2016. As of December 31, 2016, the aggregate number of shares of restricted common stock (“RS”) or restricted stock units (“RSU”) outstanding for each director was as follows: Mr. Atkins—4,072 RSU; Mr. Brubaker—4,000 RS; Mr. Carlucci—4,000 RS; Mr. Denton—4,000 RS; Mr. Driscoll—4,072 RSU; Mr. Jackson—4,072 RSU; Mr. Johnston—4,072 RSU; Mr. Moran—4,000 RS; Mr. Swander—4,072 RSU; Mr. Tidwell—4,072 RSU; and Ms. Warehime—4,072 RSU.

Each non-employee director receives an annual retainer for service on the board and attendance at the quarterly meetings of the board and committees. Under our 2014 Director Stock Plan, each non-employee director serving on the seventh business day following the 2016 annual meeting was entitled to automatically receive an award of up to 10,000 shares of our restricted stock, as determined by the board of directors. In fiscal year 2016, each non-employee director received an award of 4,000 shares of restricted stock on May 13, 2016.

Shares of our restricted stock subject to awards under the 2014 Director Stock Plan vest 12 months after the date of the award. If there is a change in control of Snyder’s-Lance prior to such vesting date, then the shares of restricted stock become fully vested on the date of the change in control, as determined under the 2014 Director Stock Plan. If the director ceases to serve as a director prior to such vesting date due to the director’s death, then the shares of restricted stock become fully vested on the date of the director’s death. If the director ceases to serve as a director for any reason other than death prior to the vesting date, then the shares of restricted stock become vested on a pro rata basis at a rate of one-twelfth for each month that the director served as a director after the applicable award date. Directors have the right to receive dividends with respect to the restricted shares and to vote the shares prior to vesting.

A director may not sell or transfer any of the shares of restricted stock until they become vested. In addition, our board of directors has adopted stock ownership guidelines which provide that certain ownership targets be achieved and maintained by certain parties, including the members of our board of directors. See the discussion beginning on page 28 for additional information regarding the stock ownership guidelines.

RISK ANALYSIS OF COMPENSATION PROGRAMS

We have considered our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on Snyder’s-Lance.

SNYDER’S LANCE 2017 PROXY STATEMENT	15

Executive Compensation

This discussion includes statements regarding financial and operating performance targets in the limited context of our executive compensation programs. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide information about our compensation objectives and practices for our Named Executive Officers (“NEOs”) for fiscal year 2016.

In this section, we explain the compensation of the following NEOs of Snyder’s-Lance for fiscal year 2016:

NEO	Title
Carl E. Lee, Jr.	President and Chief Executive Officer
Alexander W. Pease	Executive Vice President and Chief Financial Officer(1)
Rick D. Puckett	Executive Vice President, Chief Financial Officer and Chief Administrative Officer(2)
Patrick S. McInerney	Senior Vice President and Chief Supply Chain Officer
Rodrigo F. Troni Pena	Senior Vice President and Chief Marketing Officer
Frank B. Schuster	President, DSD Division

(1)	Mr. Pease assumed the role of Executive Vice President and Chief Financial Officer on November 1, 2016.
(2)	Mr. Puckett retired from his position as Executive Vice President, Chief Financial Officer and Chief Administrative Office on October 31, 2016.

EXECUTIVE SUMMARY

Business Highlights

Fiscal 2016 was a successful year for us as we delivered excellent financial and operating results. We continued to strengthen our better-for-you product offerings, expanded our brand portfolio by acquiring Diamond Foods, Inc., and achieved our synergy and ongoing continuous improvement goals. Our strategic investments in innovation, marketing and promotion have been successful with our Snyder’s of Hanover® and Lance® brands, and are experiencing similar results in our Kettle Brand®, Emerald® and Pop Secret® brands. We have accelerated core brand growth, while expanding our operating margin to nearly 9% in our continuing operations for 2016. Our focus on better-for-you snacking continued to drive growth and represented 33% of sales in 2016. Following is a summary of our fiscal 2016 results against five key metrics used by our investors – net revenue, adjusted diluted earnings per share, operating income, operating margin and free cash flow.

*	See Appendix for a reconciliation of our ongoing diluted EPS, operating income, operating margin, and free cash flow to results reported in accordance with generally accepted accounting principles.

16	SNYDER’S LANCE 2017 PROXY STATEMENT

Executive Compensation

Our Compensation Aligns to Business Results

The Compensation Committee is committed to the principle of aligning actual compensation received by our executives to our financial performance. As illustrated in the chart below, over the previous five years, our annual cash incentive payouts have varied from year-to-year, depending upon our performance against our revenue and EPS targets.

Annual Cash Incentive Payouts as a % of Target

Year	Payout %
2012	92%
2013	81%
2014	118%
2015	65%
2016	86%

In addition to the annual incentive plan, the Committee provides a portion of long term incentive (“LTI”) compensation to senior executives to promote our Company’s long-term performance and to encourage retention. The Compensation Committee’s 2016 LTI program consists of restricted shares, stock options, cash and performance restricted stock units. The restricted stock and non-qualified stock options (“NSOs”) vest and are paid in three equal installments on the anniversary of the grant date to promote retention. The performance cash and performance restricted stock unit awards are paid based on the attainment of the target award at the end of the three year performance period. The following chart shows the variability of the amounts earned associated with the performance portion of the LTI awards over the past five years.

Long-Term Incentive Payment as a % of Target

Performance Period	Payout %
2012	100%(1)
2013	60%
2014	41%
2015	38%
2016	79%

(1)	As a result of Merger between Snyder’s and our Company 2012 LTI fully vested.

The mix of fiscal 2016 total direct compensation for our NEOs is illustrated in the charts below. At-risk annual total direct compensation includes the target annual incentive plan (“AIP”) award and the performance component of the LTI opportunity (delivered in the form of 25% in stock options, 25% in restricted stock, 20% in performance restricted stock units and 30% in performance cash).

SNYDER’S LANCE 2017 PROXY STATEMENT	17

Executive Compensation

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of stockholders held in May 2016, approximately 76% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. The Committee believes this vote affirms the stockholders’ support of the Company’s approach to executive compensation and did not make specific changes to our executive compensation program in response to the vote. The Committee, however, continues to review and refine the design and administration of our executive pay practices. The Committee also will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

Our Governance Practices and Policies

In additional to our pay-for-performance program, we have adopted a number of other compensation policies or best practices designed to align the interests of our NEOs and our stockholders. These include:

WHAT WE DO		WHAT WE DO NOT DO
✓	Pay for Performance A significant portion of our compensation is tied to performance with clearly articulated financial goals.	×	No Hedging or Pledging Directors and executives are prohibited from hedging, pledging or engaging in any derivatives trading with respect to Company stock.
✓	Goals Reflect Annual and Long Term Plans We provide reasonable earning opportunities to motivate and retain our employees.	×	No Backdating or Repricing of Stock Options Stock options are never backdated or issued with below-market exercise prices. Repricing of stock options without stockholder approval is strictly prohibited.
✓	Varied Performance Metrics for AIP and LTI We use different performance metrics in the AIP and LTI plan, to avoid heavy reliance on one definition of success and to mitigate risk.	×	Time Based Vesting – 3 Years No time-based equity award vests in less than 3 years.
✓	Equity Grants Reward Future Performance The components of the LTI are granted as incentives to motivate and reward for sustained future performance rather than past accomplishments.	×	No Excessive Risk-Taking The AIP and LTI plan use multiple performance measures, including caps on payments, and other features intended to minimize the incentive to take overly risky actions.
✓	Independent Compensation Consultant We retain an independent compensation consultant engaged by, and reporting directly to, the Compensation Committee.	×	No Tax Gross-ups We do not maintain excise tax gross-up provisions for executives.
✓	Tally Sheet Tally sheets are used for each executive officer and are reviewed annually, before making compensation decisions.

WHAT GUIDES OUR PROGRAM

Guiding Principles of Our Compensation Program

The guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of executives and stockholders should be aligned. Our compensation program is designed to provide significant performance-based compensation which is variable and based on our actual results and our executives’ performance, as compared to fixed or guaranteed compensation. The variable and equity-based components of our compensation program are designed to link our executives’ pay with our performance. As a result, a significant portion of our NEOs’ compensation is directly contingent on our operating results (net revenue, return on invested capital (“ROIC”), and relative total stockholder return (“RTSR”)) and aligned with stockholder interests.

18	SNYDER’S LANCE 2017 PROXY STATEMENT

Executive Compensation

SETTING EXECUTIVE COMPENSATION

We consider a broad range of factors and tools when structuring our executive compensation program and making individual executive officer pay decisions.

Role of the Compensation Committee

Here is a summary of responsibilities and data sources used by our Compensation Committee to determine our executive compensation program.

Compensation Committee (comprised of four independent directors)

• Determines compensation program principles and philosophies

• Approves AIP design, performance measures and goals

• Determines the structure for delivering LTI opportunities and LTI performance measures and goals

• Determines all compensation for all of our executives, including our CEO

• Reviews other compensation for executives such as perquisites and benefits under broad-based benefit programs

• Approves all other arrangements, policies and practices related to our executive compensation program such as change of control agreements and stock ownership requirements

• Assesses and balances risk in the context of our compensation program

Pearl Meyer (independent Compensation Committee compensation consultant)
• Performs work at the direction and under the supervision of the Compensation Committee • Conducts peer market data analysis to ensure competitive pay practices

• Reviews other compensation for executives such as perquisites and benefits under broad-based benefit programs

• Reviews all other arrangements, policies and practices related to our executive compensation program such as change of control agreements and stock ownership requirements

• Provides assistance in assessing and balancing risk in the context of our compensation programs

Management

• Provides input to our Compensation Committee through our CEO and Chief Human Resources Officer (“CHRO”), on the strategy, design and funding of our broad-based AIP, in which our NEOs also participate

• Makes plan design recommendations for broad-based benefit programs in which our NEOs participate

• Recommends base pay, target AIP opportunities and actual AIP awards to NEOs (CEO does not recommend own compensation)

• Provides information on performance goals for the Compensation Committee consideration in structuring the AIP and LTI programs

• Recommends retention of specific, critical talent and various retention arrangements for Compensation Committee consideration

• CEO provides the Compensation Committee a performance assessment of each executive officer

• Prepares tally sheets to evaluate appropriateness of total compensation package, to compare each NEO’s total compensation opportunity with his or her actual payout to ensure that the compensation appropriately reflects the compensation program’s focus on pay for performance

SNYDER’S LANCE 2017 PROXY STATEMENT	19

Executive Compensation

Compensation Process Overview

Below we highlight certain executive compensation practices that we consider instrumental in driving our Company’s performance while mitigating risk, as well as practices that we avoid because we do not believe they would serve the interest of the stockholders.

The following table lists the key elements of our 2016 executive compensation program:

Primary Objective
Element of Compensation	Reward Period/Description	Attract and Retain	Reward Performance	Align Interests with stockholders	Method of Delivery
Base Salary	Ongoing	✓	✓		Cash
Annual Performance Incentive Plan	Annual	✓	✓	✓	Cash
Long Term Incentive Plan	Annual Grants with Three Year Performance Periods	✓	✓	✓	Stock Options Restricted Stock Performance Stock Units Cash
Severance and Change of Control Arrangements	Specific Events impacting the Executive’s Role at our Company	✓			Cash severance payments Accelerated vesting of stock options and restricted stock
Health, Welfare & Retirement Plans	Ongoing to Support Retention	✓			Supplemental benefit plans, e.g., 401(k) Savings Plan, Deferred Compensation Plan
Stock Ownership Guidelines, Anti-Hedging Policy and Anti-Pledging Policy	Compensation risk mitigators			✓

Competitive Analyses

To evaluate the external competiveness of our executive compensation program, we compare certain elements of our program to similar elements used by peer companies. In setting 2016 compensation levels, the Compensation Committee used a comprehensive peer group, consisting of 14 companies, to conduct a competitive market analysis of the compensation program for our NEOs. We believe using and disclosing a peer group supports good governance and provides valuable input into compensation levels and program design.

The Compensation Committee, with the assistance of Pearl Meyer, considered potential peers among both direct industry competitors and companies in related industries with similar talent-focused comparators. After identifying potential peers on this basis, we used the following five screening criteria to select appropriate peer companies:

1.	annual revenues;
2.	market capitalization;
3.	financial performance;
4.	direct snack food manufacturing competitors; and
5.	foods & meats and soft drinks industry competitors.

20	SNYDER’S LANCE 2017 PROXY STATEMENT

Executive Compensation

We believe the current peer group includes an accurate representation of our industry competitors and size-relevant, talent-focused comparators. In addition, we believe that year-over-year consistency in peer group usage is desirable for reviewing trends in market pay movement. For 2016, we removed Chiquita Brands from the peer group (due to an acquisition) and the merger of Green Mountain Coffee and Keurig resulted in Keurig Green Mountain, Inc.’s addition to the peer group list.

The peer group consists of the following companies:

B&G Foods Inc.	Church & Dwight Inc.	Coca-Cola Bottling Co. Consolidated	Diamond Foods, Inc.	Flowers Foods Inc.
Keurig Green Mountain, Inc.	Hain Celestial Group, Inc.	Lancaster Colony Corporation	J&J Snack Foods Corp.	McCormick & Co. Inc.
Monster Beverage Corporation	Pinnacle Foods Inc.	Post Holdings, Inc.	Treehouse Foods, Inc.

Peer group data serves as only one reference point in evaluating our executive compensation program. We use this data to see how various elements of our executive compensation program compare to other companies. However, we do not fix the compensation of our executives based solely on this data. The comparison is conducted to determine if our compensation is competitive with the market. Each executive is evaluated individually based on skills, knowledge, performance, development potential and, in the Compensation Committee’s business judgment, the value he or she brings to the organization and the Company’s retention risk.

SNYDER’S LANCE 2017 PROXY STATEMENT	21

Executive Compensation

OUR 2016 EXECUTIVE COMPENSATION PROGRAM

What We Pay and Why: Elements of Executive Compensation

	Element	Description	Objectives

Fixed	Base Salaries	• Fixed amount of compensation for service during the year	• Reward scope of responsibility, experience and individual performance

At-Risk	Annual Incentive Compensation	• At-risk compensation, dependent on goal achievement • Formula-driven annual incentive linked to corporate strategy and financial performance

• Promote strong business results by rewarding value drivers, without creating an incentive to take excessive risk.

• Serve as key compensation vehicle for rewarding results and differentiating individual performance each year

Long-Term Incentive Compensation

• Award values are granted based on market competitive norms and individual performance

• Performance awards are earned and vested after a three-year performance cycle

• Performance awards made up of cash and restricted stock units which vest based on RTSR ranking compared to peers and ROIC

• Motivate and reward executives for outperforming peers over several years

• Ensure that executives have a significant stake in the long-term financial success of the company, aligned with the stockholder experience

• Promote longer-term retention

Benefits	Retirement, Health and Welfare	• 401(k) Plan with company match • Comprehensive welfare benefits • Deferred compensation	• Provide market competitive benefits to attract and retain top talent

Severance	Limited Severance Arrangements – Change in Control	• Severance and related benefits paid upon termination without cause or resignation for good reason following a change in control • Accelerated equity vesting upon termination post change in control	• Assist in attracting top talent • Preserve executive objectivity when considering transactions in the best interest of the stockholders • Retention of executives through a change in control

22	SNYDER’S LANCE 2017 PROXY STATEMENT

Executive Compensation

Base Salaries

The Compensation Committee generally seeks to maintain base salaries for the NEOs around the 50th percentile of base salaries for similar positions at similar companies. The Committee, however, also considers the responsibilities of the executives, market demand for executives with similar capability, experience and time in position, and our corporate performance and the performance of each executive in relation to our strategic objectives.

The following table reflects the base salaries paid to the NEOs for 2016 as compared to 2015:

Base Salaries

	2016	2015	Percentage
Named Executive Officer	Base Salary	Base Salary	Increase
Carl E. Lee, Jr.	$860,000	$835,000	3%
Rick D. Puckett*	$563,000	$552,000	2%
Alexander W. Pease*	$535,000	$0	N/A
Patrick S. McInerney	$379,950	$372,500	2%
Rodrigo F. Troni Pena	$338,250	$330,000	2.5%
Frank Schuster	$340.813	$332,500	2.6%

*	Mr. Puckett retired as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of the Company effective October 31, 2016. Mr. Pease joined the Company as the Executive Vice President and Chief Financial Officer on November 1, 2016.

2016 Annual Incentive Plan

In February 2016, the Compensation Committee approved the performance measures and goals and the weighting of the performance measures for 2016 under the Annual Plan (the “2016 Annual Incentive Plan”) and approved the target bonus awards for each of the NEOs. The Board of Directors approved the participation of Mr. Lee based on the recommendations of the Compensation Committee.

After the completion of the acquisition of Diamond Foods, Inc., in May 2016, the Compensation Committee approved revised performance measures and goals to reflect the impact of the transaction.

Each of the NEOs participated in the 2016 Annual Incentive Plan. The following table reflects the target bonus award and the calculations and amounts of the annual bonuses paid to each of the NEOs under the 2016 Annual Incentive Plan:

2016 Annual Bonus Targets and Awards

Name	Base Salary	x	Target Bonus % (% of Base Salary)	=	2016 Target Bonus Award	x	Overall Goal Achievement Percentage	=	Bonus Award Paid (1)
Carl E. Lee, Jr.	$860,000	x	100%	=	$860,000	x	86%	=	$739,600
Rick D. Puckett(2)	$563,000	x	85%	=	$478,600	x	86%	=	$411,600
Alexander W. Pease(3)	$535,000	x	75%	=	$57,500	x	* %	=	$100,000
Patrick S. McInerney	$379,950	x	50%	=	$190,000	x	86%	=	$163,400
Rodrigo F. Troni Pena	$338,250	x	50%	=	$169,100	x	86%	=	$145,400
Frank Schuster	$340,813	x	50%	=	$170,400	x	86%	=	$147,000

(1)	Reflects the revised performance measures and goals approved by the Compensation Committee after the completion of the acquisition of Diamond Foods, Inc. Per the terms of the 2016 Annual Incentive Plan, Bonus Awards are rounded to the nearest $100.
(2)	Mr. Puckett retired as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of the Company effective October 31, 2016. However, he was entitled to receive his 2016 annual incentive award that would have been payable had he stayed in the position through December 31, 2016.
(3)	Mr. Pease joined the Company as Executive Vice President and Chief Financial Officer on November 1, 2016. The target amount represents the pro rata amount payable for 2016. However, the Company guaranteed that Mr. Pease would be paid an Annual Incentive Award in an amount no less than $100,000 for 2016.

In February 2016, the Committee selected annual financial measures and assigned applicable weights and performance goals as follows:

Performance Measure	Weight	Target Performance Goal
Net Revenue	40%	$1.720 to 1.736 billion
Earnings Per Share (“EPS”)	60%	$1.29 to $1.37

SNYDER’S LANCE 2017 PROXY STATEMENT	23

Executive Compensation

The threshold payout for net revenue was 50% of target at $1.656 billion and for EPS was 50% of target at $1.01 earnings per share. The maximum payout for each performance measure was 200% of target.

Each of the financial performance measures was defined in the 2016 Annual Incentive Plan as follows:*

“Net Revenue” was defined as sales and other operating revenue, net of returns, allowances, discounts and other sales deduction items for the 2016 fiscal year, as audited and reported in the Company’s Form 10-K for the 2016 fiscal year, excluding special items and adjusted for any acquisition or divestiture activity.

“Earnings Per Share” was defined as the fully diluted earnings per share of the Company for the 2016 fiscal year, as audited and reported in the Company’s Form 10-K for the 2016 fiscal year, excluding the effect of special items and adjusted for any acquisition or divestiture related activity.

* See Appendix for a reconciliation of EPS to results reported in accordance with generally accepted accounting principles.

The Committee maintained discretion to adjust any award under the 2016 Annual Incentive Plan for extraordinary items such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, provided that such discretion should be exercised to permit the Company to deduct the amounts of certain awards for tax purposes under Section 162(m) of the Internal Revenue Code. The Committee also retained the discretion to reduce any award for any reason.

Annual bonuses under the 2016 Annual Incentive Plan, as specified above, were determined by the Committee in February 2017 and paid, as applicable, to the participants in March 2017. The Committee did not exercise its discretion to adjust any award under the 2016 Annual Incentive Plan other than to deduct the amounts of certain awards for tax purposes under Section 162(m) of the Internal Revenue Code.

Structure of Our Long-Term Cash and Equity Compensation

The Committee administers our equity incentive plans, including our 2012 Key Employee Incentive Plan, as approved by our stockholders on May 3, 2012. The Committee is authorized to grant restricted stock awards, stock options and other equity awards under this plan. Awards granted to an individual are based upon a number of factors, including the recipient’s position, salary and performance, as well as our overall corporate performance.

The Committee makes awards under our equity incentive plans from time to time to reward long-term performance with equity-based compensation and to motivate the recipients’ long-term performance and retention. Each year, the Committee approves a three-year performance incentive arrangement for officers that includes a performance period that generally covers the current year and the two following years (the “Three-Year Plans”).

2014 Three-Year Plan—Performance period ended 12/31/2016

In February 2014, the Committee granted awards under the 2014 Three-Year Performance Incentive Plan for Officers and Key Managers (the “2014 Three-Year Plan” or “2014 LTIP”) to the NEOs, with the exception of Mr. Pease. Each NEO was assigned a performance award opportunity with a target long-term performance award equal to 50% of his target incentive under the 2014 Three-Year Plan. Payouts with respect to the performance award opportunities were payable in cash based on the attainment of predetermined performance award opportunities for 2014 through 2016 with respect to certain financial measures.

The formula for computing the long-term performance awards was as follows:

Target Performance Award	X	Overall Goal Achievement (%)	=	Award Earned

The formula for computing the awards required the computation of an overall goal achievement percentage for the 2014 through 2016 performance period. The overall goal achievement percentage was computed based on a performance matrix taking into account the attainment of performance goals for certain financial measures and the Company’s relative total stockholder return compared to a peer group of 24 companies. See the Long-Term Performance Incentive Plan for Officers and Key Managers, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2013, and the “Compensation Discussion and Analysis” section of the Company’s Proxy Statement for its 2016 Annual Meeting of Stockholders, for additional information regarding the formula for computing the overall goal achievement percentage.

24	SNYDER’S LANCE 2017 PROXY STATEMENT

Executive Compensation

For the three year performance period, the overall goal achievement percentage was 79% of target, resulting from the achievement of an average Return on Invested Capital for 2014 through 2016 of 6.9% against a target of 6.7%, as adjusted for special items and acquisition and divestiture activity, and a relative total stockholder return within the third quartile of the peer companies. As a result, the named executive officers who were participants in the 2014 Three-Year Plan were awarded the following in March 2017:

Name	2014 LTIP Performance Award
Carl E. Lee, Jr.	$592,500
Rick D. Puckett	$237,000
Patrick S. McInerney	$52,600
Rodrigo F. Troni Pena	$49,000
Frank B. Schuster	$44,500

2016 Three-Year Plan – Granted in 2016

In February 2016, the Committee adopted the Long-Term Performance Incentive Plan for Officers and Key Managers under the 2016 Key Employee Incentive Plan (the “Long-Term Plan”). The Compensation Committee approved the target incentive awards, performance measures and goals and the weighting of the performance measures under the Long-Term Plan for 2016 (the “2016 Three-Year Plan” or “2016 LTIP”). Each of the NEOs (other than Mr. Pease, who was not an executive officer at this time) was selected as a participant in the 2016 Three-Year Plan and assigned a target incentive based on his level of responsibility and position, the peer group and competitive analysis provided by the independent compensation consultant.

The Committee assigned the following target incentives to the NEOs:

Name	2016 LTIP Overall Target Incentive
Carl E. Lee, Jr.	$2,500,000
Rick D. Puckett	$750,000
Alexander W. Pease	N/A
Patrick S. McInerney	$250,000
Rodrigo F. Troni Pena	$250,000
Frank B. Schuster	$250,000

How did the Committee determine the 2016 LTIP target amounts?

The Committee seeks to provide a substantial portion of total compensation in the form of long-term, “at risk” pay. The Committee generally attempts to set long-term target incentives, except for the CEO, around the 50th percentile of our competitive market; however, the Committee also considers contractual obligations and subjective factors including the responsibilities of an executive, time in position and the market demand for executives with similar capability and experience.

In accordance with the 2016 Three-Year Plan, each NEO (other than Mr. Pease) was granted nonqualified stock options valued at 25% of his overall target incentive and time-based restricted shares of common stock valued at 25% of such overall target incentive. The following reflects the aggregate number of stock options and restricted shares granted to each of the named executive officers:

Name	Nonqualified Stock Option Shares	Restricted Stock
Carl E. Lee, Jr.	157,035	20,424
Rick D. Puckett	47,112	6,126
Alexander W. Pease	—	—
Patrick S. McInerney	15,705	2,043
Rodrigo F. Troni Pena	15,705	2,043
Frank B. Schuster	15,705	2,043

SNYDER’S LANCE 2017 PROXY STATEMENT	25

Executive Compensation

Each stock option granted under the 2016 Three-Year Plan had an exercise price of $30.60 and vests in three substantially equal annual installments beginning on March 1, 2017. Each participant was granted a number of stock options equal to the dollar value of his stock option incentive divided by the Black-Scholes value of the stock options on the date of grant, which was $4.25 on March 1, 2016.

Each share of restricted stock also vests in three substantially equal annual installments beginning on March 1, 2017. Each participant was granted a number of shares of restricted stock equal to the dollar value of his restricted stock incentive divided by $30.60, which was the closing price of our common stock on the date of grant, which was March 1, 2016.

Each NEO was also assigned a performance award opportunity with a target long- term performance award equal to 50% of their overall target incentive under the 2016 Three-Year Plan. Payouts with respect to the performance award opportunities will be payable in cash and restricted stock based on the attainment of predetermined performance goals for 2016 through 2018 with respect to certain financial measures.

The total target incentive opportunity is illustrated below:

The Committee set the target performance awards under the 2016 Three-Year Plan as follows:

Name	2016 LTIP— Performance Award Target Incentive
Carl E. Lee, Jr.	$1,250,000
Rick D. Puckett	$375,000
Alexander W. Pease	$0
Patrick S. McInerney	$125,000
Rodrigo F. Troni Pena	$125,000
Frank B. Schuster	$125,000

26	SNYDER’S LANCE 2017 PROXY STATEMENT

Executive Compensation

The payout percentage under the 2016 Three-Year Plan will be computed based on a performance matrix taking into account the achievement of a performance goal for the Company’s Return on Invested Capital (“ROIC”) and the Company’s Relative Total Stockholder Return compared to a peer group comprised of the Company and 21 other companies listed below. For 2016, the Committee chose ROIC and Relative Total Stockholder Return as the financial performance measures under the 2016 Three-Year Plan to emphasize our goals of increasing our return on investment and increasing total stockholder return. The Compensation Committee also believes that these metrics directly impact the value of our common stock. The Committee determined the target goals for the 2016 Three-Year Plan based on the three year financial projections in our strategic plan.

The calculations will be adjusted for the impact of any acquisitions or divestitures. Each of the performance measures and other relevant terms under the 2016 Three-Year Plan are defined as follows:

•	“Return on Invested Capital” or “ROIC” is defined as the average of the ROIC for the 2016, 2017 and 2018 fiscal years, excluding special items and adjusted for acquisition and divestiture activity, calculated as follows:

Operating Income x (1 – Tax Rate)
Average Equity + Average Net Debt

•	“Operating Income” means our actual earnings before interest and taxes, excluding special items and other income and expense and adjusted for acquisition and divestiture activity, as calculated from the audited financial statements contained in the Company’s Forms 10-K for the 2016, 2017 and 2018 fiscal years.
•	“Tax Rate” for ROIC means our actual total effective income tax rate, excluding special items for each year, as calculated from our audited financial statements contained in the Company’s Form and reported in the Company’s Forms 10-K for the 2016, 2017 and 2018 fiscal years.
•	“Average Net Debt” means our average debt less average cash for each year, as calculated from the audited financial statements contained in the Company’s Forms 10-K for the 2016, 2017 and 2018 fiscal years.
•	“Relative Total Stockholder Return” is defined as the total stockholder return for the Company relative to a peer group of 21 companies. Each peer company, including Snyder’s-Lance, will be compared to each other and put into four quadrants ranked from highest total stockholder return to the lowest total stockholder return, with the highest in Quadrant One and the lowest in Quadrant Four. The 21 companies are as follows:

B&G Foods Inc.	Campbell Soup Company	Church & Dwight Inc.	ConAgra Foods, Inc.	Flowers Foods Inc.
General Mills, Inc.	Green Mountain Coffee Roasters	Hain Celestial Group, Inc.	Hershey Company	Hormel Foods Corp.
Inventure Foods	J&J Snack Foods Corp.	J.M. Smucker Company	Kellogg Company	Kraft Heinz Company
Lancaster Colony Corporation	McCormick & Co. Inc.	Mondelez International	Pepsico, Inc.	Post Holdings, Inc.
Treehouse Foods, Inc.

If a peer company ceases to be a public company the following indices would be substituted in the order as they appear:

•	S&P 500
•	Russell 1000 Index

•	“Total Stockholder Return” (“TSR”) is defined as the return of $100 invested in each stock or index at the beginning of the performance period compared to the value of that $100, including the value of dividends paid, at the end of the three year performance period, which will be the average of the average weekly stock prices for the last year of the performance period.

The maximum potential payout under each performance award is 200% of target. The Committee maintains discretion to adjust any award under the 2016 Three-Year Plan for extraordinary items such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, provided that such discretion should be exercised in a manner to permit us to deduct the amounts of certain awards under Section 162(m) of the Code. The Committee also retains the discretion to reduce any performance award for any reason. Payments of the performance awards, if any, will be made as soon as practicable in 2018 after the Committee has reviewed the Company’s 2016, 2017 and 2018 audited financial statements and determined the performance levels achieved.

SNYDER’S LANCE 2017 PROXY STATEMENT	27

Executive Compensation

OTHER PRACTICES, POLICIES AND GUIDELINES

Stock Ownership Guidelines

We expect that individuals who receive awards under our equity incentive plans will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with our stockholders. Our board of directors, upon recommendation of the Committee, has adopted stock ownership guidelines for our board of directors, officers and senior managers. The guidelines provide for the following ownership targets: three times annual retainer for directors, three times base salary for the CEO, two times base salary for the CFO, one times base salary for Senior Vice Presidents and one-half times base salary for other officers and senior managers.

Anti-Hedging Policy & Anti-Pledging Policy

The board of directors, upon recommendation of the Committee, adopted an Anti-Hedging Policy to strengthen the restrictions on hedging transactions, option trading and short sales contained in our Insider Trading Policy. Among other things, the Anti-Hedging Policy prohibits our directors, officers and associates from engaging in any hedging transactions with respect to our securities, including the purchase of any financial instruments (such as prepaid variable forwards, equity swaps, collars, exchange funds and other derivatives) that are designed to hedge or offset any decrease in the market value of our common stock. In addition, this policy prohibits our directors, officers and associates from engaging in transactions with our securities in put options, call options and other similar derivative securities, or selling our stock short. Additionally, our directors and officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, unless approved in advance by the Committee.

Benefits and Perquisites

We have generally provided to our employees, including the NEOs, personal benefits that the Committee believes are reasonable, competitive and consistent with our objective of attracting and retaining officer talent. The cost of these benefits is reflected under All Other Compensation (Column (i)) on the Summary Compensation Table below.

Each of our executive officers, including the NEOs, is eligible to participate in our group insurance program, which includes group health, dental, vision, life and long-term disability insurance, on the same basis as other employees. Other benefits for all employees include a 401(k) plan, paid sick leave, paid holidays and paid vacations. Each of our NEOs was also eligible to receive term life insurance during fiscal year 2016.

The Committee reviews and approves annually all perquisites paid by the Company to our executive officers.

Section 162(m) of the Internal Revenue Code

The Committee considers the tax and accounting implications of our incentive and equity compensation plans, but they are not the only factors considered. Under Section 162(m) of the Code, a public company is generally not entitled to deduct non-performance based compensation paid to its Chief Executive Officer and certain of its other most highly compensated officers for Federal income tax purposes to the extent any such individual’s compensation in any year exceeds $1.0 million. “Performance-based” compensation is generally exempt from the $1.0 million limit. The stockholders of the Company have approved the 2016 Key Employee Incentive Plan, which is intended to qualify certain elements of compensation for the performance-based exception to the limitations under Section 162(m).

Annual performance incentive awards, stock options and performance awards under the Three- Year Incentive Plans are generally designed with the intent that the compensation paid under such awards is deductible as “performance-based” compensation under Section 162(m). Other elements of compensation, including restricted stock awards as part of the Three-Year Incentive Plans, are not intended to be “performance-based” compensation under Section 162(m), and some portion of that compensation may not be fully deductible as a result of Section 162(m). In order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and our overall compensation objectives, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes and may pay compensation that does not qualify as performance-based under Section 162(m).

28	SNYDER’S LANCE 2017 PROXY STATEMENT

Executive Compensation

EXECUTIVE COMPENSATION TABLES

The following tables and related narratives present the compensation for our NEOs in the format specified by the SEC.

Summary Compensation Table

The following table shows certain compensation information concerning our NEOs for the fiscal years ended December 31, 2016,

January 2, 2016 and January 3, 2015.

Name and Principal Position(a)	Year (b)	Salary ($) (c)(1)(2)	Bonus ($) (d)		Stock Awards ($) (e)(5)	Option Awards ($) (f)(5)	Non-Equity Incentive Plan Compensation ($)(g)(6)	All Other Compensation ($) (i)(1)(7)	Total ($) (j)
Carl E. Lee, Jr. President and Chief Executive Officer	2016	860,000			625,000	625,000	1,332,100	20,967	3,463,067
	2015	835,000			500,000	500,000	285,000	20,697	2,140,697
	2014	760,000			375,000	375,000	1,108,000	53,082	2,711,082
Rick D. Puckett Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2016	563,000			187,500	187,500	648,600	23,382	1,609,982
	2015	552,000			175,000	175,000	301,700	20,079	1,223,779
	2014	523,800			250,000	150,000	440,700	51,256	1,571,798
Alexander W. Pease Executive Vice President and Chief Financial Officer	2016	90,538	100,000	(3)	—	—	100,000	3,183	293,721
	2015	—			—	—	—
	2014	—			—	—	—
Patrick S. McInerney Senior Vice President and Chief Supply Chain Officer	2016	379,950			62,500	62,500	216,000	14,247	735,197
	2015	372,500			37,250	37,250	98,800	14,247	560,047
	2014	346,240			32,275	32,275	232,400	46,843	690,033
Rodrigo F. Troni Pena Senior Vice President and Chief Marketing Officer	2016	338,250			62,500	62,500	194,000	13,164	670,414
	2015	330,000			33,000	33,000	66,000	12,714	474,714
	2014	310,000	50,000	(4)	305,500	205,500	182,900	46,360	1,100,260
Frank B. Schuster President, DSD Division	2016	341,813			62,500	62,500	191,000	13,939	671,752
	2015	305,441			29,025	29,025	61,500	13,290	438,281
	2014	299,765			28,125	28,125	171,300	13,070	540,385

(1)	Our fiscal year 2016 ended on December 31, 2016.
(2)	The amounts shown in the “Salary” column include any amounts deferred by the executive officers under our Deferred Compensation Plans and our 401(k) Savings Plan.
(3)	This includes a signing bonus paid to Mr. Pease in 2016 in connection with his hiring by the Company.
(4)	This includes a signing bonus paid to Mr. Troni Pena in 2014 in connection with his hiring by the Company.
(5)	The amounts shown in the “Stock Awards” column reflect the aggregate grant-date fair values of restricted stock awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair values of the stock awards are described on pages 43 to 51 and 60 to 64 of our Form 10-K for the fiscal year ended December 31, 2016. The amounts included in this column for performance share awards made during 2016 are calculated based on probable satisfaction of the performance conditions for such awards.
(6)	The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash amounts paid in 2017 under our 2016 Annual Incentive Plan and 2014 Three Year Performance Incentive Plan for Officers and Key Managers (the “2014 Three-Year Plan”), as follows:

Name	2016 Annual Incentive Plan ($)	2014 Three Year Performance Incentive Plan ($)	Total ($)
Carl E. Lee, Jr.	739,600	592,500	1,332,100
Rick D. Puckett	411,600	237,000	648,600
Alexander W. Pease	100,000	—	100,000
Patrick S. McInerney	163,400	52,600	216,000
Rodrigo F. Troni Pena	145,400	49,000	194,400
Frank B. Schuster	146,500	44,500	191,000

SNYDER’S LANCE 2017 PROXY STATEMENT	29

Executive Compensation

(7)	The following table sets forth each component of the “All Other Compensation” column for 2016:

Benefit	Lee	Puckett	Pease	McInerney	Troni Pena	Schuster
401(k) plans(a)	$11,925	$11,925	$3,090	$11,925	$11,925	$11,925
Term life insurance premiums	8,772	9,282	93	2,322	1,239	2,014
Estate planning professional services(b)	—	2,175	—	—	—	—
Total	$20,697	$23,382	$3,183	$14,247	$13,164	$13,939

(a)	The amounts shown in this row represent the matching contributions we made to the executives’ accounts under our 401(k) Savings Plans.
(b)	This amount represents the reimbursement for estate planning professional fees.
(c)	Mr. Schuster’s 401(K) plan was $11,925 for both 2015 and 2014 and his term life insurance premium was $1,365 and $1,145 for 2015 and 2014, respectively.

30	SNYDER’S LANCE 2017 PROXY STATEMENT

Executive Compensation

2016 GRANTS OF PLAN BASED AWARDS

The following table shows all grants of plan-based awards made to our NEOs in 2016.

Name	Grant Type	Grant Date	Estimated future payouts under non-equity Incentive plan awards			Estimated future payouts under equity Incentive plan awards			All Other Stock Awards	All Other Option Awards	Exercise Price of Option Awards	Grant Date Fair Value of Stock or Option awards(1)
			Threshold	Target	Max	Threshold	Target	Max
Carl E. Lee, Jr.	AIP 2016(2) Cash 2016- 2018(3) PSUs	3/1/2016	430,000 375,000	860,000 750,000	1,720,000 1,500,000	250,000	500,000	1,000,000
	Options(4) RSAs(5)	3/1/2016 3/1/2016							20,424	157,035	$30.66	$625,000 $625,000
Rick D. Puckett	AIP 2016(2) Cash 2016- 2018(3) PSUs	3/1/2016	234,600 112,500	469,200 225,000	938,400 450,000	75,000	150,000	300,000
	Options(4) RSAs(5)	3/1/2016 3/1/2016							6,126	47,112	$30.66	$187,500 $187,500
Alexander W. Pease	AIP 2016(2) Cash 2016- 2018(3) PSUs	11/1/2016	100,000 0	100,000 0	115,000 0	0	0	0
	Options(4) RSAs(5)	11/1/2016 11/1/2016								19,711	$35.07	$35.07
Patrick S. McInerney	AIP 2016(2) Cash 2016- 2018(3) PSUs	3/1/2016	95,600 37,500	190,000 75,000	380,000 150,000	25,000	50,000	100,000
	Options(4) RSAs(5)	3/1/2016 3/1/2016							2,043	15,705	$30.66	$62,500 $62,500
Rodrigo D. Troni Pena	AIP 2016(2) Cash 2016- 2018(3) PSUs	3/1/2016	84,500 37,500	169,000 75,000	338,000 150,000	25,000	50,000	100,000
	Options(4) RSAs(5)	3/1/2016 3/1/2016							2,043	15,705	$30.66	$62,500 $62,500
Frank B. Schuster	AIP 2016(2) Cash 2016- 2018(3) PSUs	3/1/2016	85,200 37,500	170,406 75,000	340,810 150,000	25,000	50,000	100,000
	Options(4) RSAs(5)	3/1/2016 3/1/2016							2,043	15,705	$30.66	$62,500 $62,500
(1)	The amounts shown in this column represent the grant-date fair market values of the awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair values of the awards are described on pages 43 to 51 and 60 to 64 of our Form 10-K for the fiscal year ended December 31, 2016.
(2)	The amounts shown in this row reflect the threshold, target and maximum cash incentive awards under the 2016 Annual Incentive Plan.
(3)	The amounts shown in this row reflect the threshold, target and maximum performance-based cash awards under the 2016 Three-Year Plan.
(4)	The amounts shown in this row reflect a grant of stock options under the 2016 Three-Year Plan.
(5)	The amounts shown in this row reflect a grant of restricted stock under the 2016 Three-Year Plan.

SNYDER’S LANCE 2017 PROXY STATEMENT	31

Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016

The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2016.

	Option Awards						Estimated Possible Payouts Under Non-Equity Incentive Plan Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Threshold ($)	Target ($)	Maximum ($)
Carl E. Lee, Jr.	27,594 41,390 66,255 41,754 344,974 43,479 34,856 12,990 20,568 30,310 28,145 31,500	302,867 157,035 55,188 20,695	(2) (5) (4) (3)	$ $ $ $ $ $ $ $ $ $ $ $ $ $	30.99 30.60 31.02 26.66 25.56 22.41 17.32 17.32 8.9609 6.4739 6.6788 6.2587 4.5991 3.9293	5/13/2026 3/01/2026 3/02/2025 2/24/2024 2/22/2023 2/23/2022 2/23/2021 2/23/2021 4/01/2025 3/31/2024 3/31/2023 3/31/2022 3/31/2021 3/31/2020	625,000 500,000 375,000	1,250,000 1,000,000 750,000	2,500,000 1,750,000 1,312,500
Rick D. Puckett	9,658 16,556 26,502 24,792 76,086 25,815 23,532 25,320	47,112 19,316 8,278	(5) (4) (3)	$ $ $ $ $ $ $ $ $	30.60 31.02 26.66 25.56 22.41 17.32 17.32 19.44 19.71	3/01/2026 3/02/2025 2/24/2024 2/22/2023 2/23/2022 2/23/2021 2/23/2021 2/23/2019 2/25/2020	187,500 175,000 150,000	375,000 350,000 300,000	750,000 612,500 525,000
Alexander W. Pease		30,303	(6)		$35.07	11/01/2026
Patrick S. McInerney	2,056 3,672 5,655 6,681 5,871 13,964 5,413 8,660 12,990 10,825	15,705 4,112 1,836	(5) (4) (3)	$ $ $ $ $ $ $ $ $ $ $	30.60 31.02 26.66 25.56 22.41 17.32 8.9609 6.4733 6.6790 6.2587 4.5991	3/01/2026 3/02/2025 2/24/2024 2/22/2023 2/23/2022 2/23/2021 4/01/2025 3/31/2024 3/31/2023 3/31/2022 3/31/2021	62,500 37,250 33,300	125,000 74,500 66,600	250,000 130,375 116,550
Rodrigo D. Troni Pena	1,821 3,422	15,705 3,642 29,055 1,711	(5) (4) (3)	$ $ $ $	30.60 31.02 26.66 26.66	3/01/2026 3/02/2025 2/24/2024 2/24/2024	62,500 33,000 31,000	125,000 66,000 62,000	250,000 115,500 108,500
Frank B. Shuster	1,602 3,104 4,779 5,427 5,652 20,000 4,797	15,705 3,204 1,552	(5) (4) (3)	$ $ $ $ $ $ $ $	30.60 31.02 26.66 25.56 22.41 17.32 21.52 19.71	3/01/2026 3/02/2025 2/24/2024 2/22/2023 2/23/2022 2/23/2021 7/29/2019 2/25/2020	62,500 29,050 28,150	125,000 58,100 56,300	250,000 101,675 98,525

(1)	Options are fully vested.
(2)	Options vest on May 13, 2017.
(3)	Options vested in three equal annual installments beginning February 24, 2015. The options listed above will vest in one additional installment on February 24, 2017.

32	SNYDER’S LANCE 2017 PROXY STATEMENT

Executive Compensation

(4)	Options vest in three equal annual installments beginning March 2, 2016. The options listed above will vest in one remaining installment on March 2, 2018.
(5)	Options vest in three equal installments beginning March 1, 2017. The options listed above will vest in two remaining installments on March 1, 2018 and March 1, 2019.
(6)	Options vest in three equal annual installments beginning November 1, 2017.
(7)	Options vest on February 24, 2017.

2016 OPTION EXERCISES AND STOCK VESTED

The following table shows option exercises and stock vested during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Carl E. Lee, Jr.	—	—	4,890	$149,634
	—	—	4,689	$144,937
	—	—	5,373	$169,250
Rick D. Puckett	—	—	1,956	$59,854
	—	—	1,875	$57,956
	—	—	1,881	$59,252
Alexander W. Pease	—	—	—	—
			—	—
Patrick S. McInerney	21,650	587,747	417	$12,760
	—	—	416	$12,859
	—	—	400	$12,600
Rodrigo F. Troni Pena	—	—	388	$11,993
	—	—	355	$11,183
Frank B. Schuster	—	—	353	$10,802
	—	—	352	$10,880
	—	—	312	$9,828

2016 NONQUALIFIED DEFERRED COMPENSATION

We maintain the Snyder’s-Lance, Inc. Compensation Deferral Plan (the “SLI Deferral Plan”), which is a non-qualified deferred compensation plan, for certain employees. Each of the named executive officers was eligible to participate in the SLI Deferral Plan during fiscal year 2016. We also maintain the Snyder’s of Hanover, Inc. Executive Deferred Compensation Plan (the “Snyder’s Deferral Plan”), which we assumed in connection with our merger with Snyder’s of Hanover Inc. in December 2010. Mr. Lee and Mr. McInerney each participated in the Snyder’s Deferral Plan prior to fiscal year 2014, and we continue to maintain the Snyder’s Deferral Plan for deferrals and amounts contributed before 2014. We refer to the SLI Deferral Plan and the Snyder’s Deferral Plan collectively as the “Deferred Compensation Plans.”

SNYDER’S LANCE 2017 PROXY STATEMENT	33

Executive Compensation

The following table sets forth information regarding the named executive officers’ accounts and benefits under the Deferred Compensation Plans for fiscal year 2016.

	SNYDER’S-LANCE, INC. 2016 COMPENSATION DEFERRAL PLAN
Name	2016 Employee Contribution	2016 Employer Contribution	Total 2016 Earnings	2016 Withdrawal Amt	Total 2016 Ending Balance
Carl E. Lee, Jr.	$0.00	$0.00	$10,402.45	$40,576.92	$294,440.86
Rick D. Puckett	$0.00	$0.00	$19,843.80	$0.00	$245,919.07
Alexander W. Pease	$0.00	$0.00	$0.00	$0.00	$0.00
Patrick S. McInerney(2)	$60,728.87	$0.00	$86,297.73	$0.00	$795,591.56
Rodrigo F. Troni Pena(1)	$27,205.04	$0.00	$3,930.09	$0.00	$46,237.86
Frank B. Schuster	$0.00	$0.00	$0.00	$0.00	$0.00

(1)	Employee contribution includes a 2016 contribution of $1040.77 which was credited to Fidelity account in 2017. It is not reflected in the earnings amounts listed above.
(2)	Employee contribution includes a 2016 contribution of $2045.88 which was credited to Fidelity account in 2017. It is not reflected in the earnings amounts listed above.

SLI Deferral Plan

Under the SLI Deferral Plan, as amended effective January 1, 2012, participants may elect to defer from 1% to 60% of their annual base salary and from 1% to 90% of their annual incentive award under our Annual Plans.

The SLI Deferral Plan does not require the Company to make profit sharing restoration contributions for plan years beginning on or after January 1, 2012. Prior to the amendments, we were required to make contributions to each eligible participant’s account equal to the excess, if any, of (a) the profit sharing contribution that we would have made to the participant’s account under our tax-qualified retirement plan if the amount of the contribution were not limited by the Internal Revenue Code of 1986, as amended (the “Code”), over (b) the amount of the profit sharing contribution that we actually made to the participant’s account under the tax-qualified plan.

Amounts deferred by participants and contributions made by us are deemed invested by participants in investment choices that are made available by the plan administrator, which are the same investment choices available under our tax-qualified retirement plan.

Participants may generally select from the following payment options for each year’s deferrals under the plan:

(a)	a single lump sum payment made seven months after termination of employment;
(b)	annual installments over a number of years selected by the participant (but not exceeding 10 years) beginning seven months after termination of employment; or
(c)	a single lump sum payment made on a date selected by the participant prior to termination of employment and no earlier than two years after the plan year to which the deferral relates.

Profit sharing restoration contributions under the plan are paid in a single lump sum payment made seven months after termination of employment (unless a prior installment election was already in effect at the time the plan was amended). If a participant dies, the participant’s account balances will be payable to the participant’s beneficiary in a single lump sum. If a participant elects to receive annual installments, the amount payable on each installment date will be equal to the balance in the participant’s account divided by the number of payments to be made. Participants may also be permitted to withdraw a portion of their accounts in the event of certain unforeseeable emergencies.

Snyder’s Deferral Plan

Participants in the Snyder’s Deferral Plan could elect to defer any fixed periodic dollar amounts or percentages of their current cash compensation, including regular salary and bonus awards, subject to any limitations imposed by the Company. All compensation deferred by participants in the Snyder’s Deferral Plan was contributed to a trust intended to be treated as a “grantor trust” under the Code.

Amounts deferred by a participant could be invested or deemed invested, at the option of the Company, in investment alternatives made available by the Company.

34	SNYDER’S LANCE 2017 PROXY STATEMENT

Executive Compensation

Participants may elect to receive payments under the Snyder’s Deferral Plan:

(a)	on the January 1 following a participant’s separation from service;
(b)	on a fixed date or dates elected by the participant (but no earlier than the January 1 of the third calendar year after a participant’s initial compensation deferral under the plan);
(c)	in the event of an unforeseeable emergency;
(d)	upon participant’s disability (as defined by law);
(e)	upon participant’s death; or
(f)	on the January 1 following a change in control, within the meaning of Section 409A of the Code.

All payments under the Snyder’s Deferral Plan will be made in cash or in-kind. Participants can elect to receive payments in a single lump sum payment or in annual installments over a number of years selected by the participant (up to 10 years), except that payments made upon the disability or death of a participant will be made in a single lump sum payment 90 days following the disability or death, as applicable. The Company will continue to maintain the plan for participants’ accounts currently existing, but no additional deferrals or company contributions have been made during fiscal year 2015 or will be made in future years.

SNYDER’S LANCE 2017 PROXY STATEMENT	35

Executive Compensation

2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have agreements and plans that require us to provide compensation or other benefits to our named executive officers in connection with events related to a termination of employment or a change in control. The following table shows the estimated benefits payable to each named executive officer assuming each covered event occurred on December 31, 2016.

Name and Plans	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability		Retirement		Change in Control
Carl E. Lee, Jr.
Cash Severance	$2,580,000		$2,125,000		—		—
Incentive Under 2016 Annual Incentive Plan	$739,600		$739,600		$739,600		739,600
Incentive Under 2014 Three-Year Plan	592,500		592,500		592,500		592,500
Incentive Under 2015 Three-Year Plan	664,200		664,200		664,200		664,200
Incentive Under 2016 Three-Year Plan	415,200		415,200		415,200		415,200
Accelerated Vesting of Stock Options	1,877,380		1,877,380		865,091		1,877,380
Accelerated Vesting of Restricted Stock	1,374,834		1,374,834		646,796		1,374,834
Snyder’s Deferral Plan	294,441		294,441		294,441		294,441
Outplacement Services	80,000		—		—		—
Total	8,618,155		8,083,155		5,958,155		5,958,155
		$		$		$
Rick D. Puckett
Cash Severance	400,000		—		—		—
Incentive Under 2016 Annual Incentive Plan	411,600		411,600		411,600		411,600
Incentive Under 2014 Three-Year Plan	237,000		237,000		237,000		237,000
Incentive Under 2015 Three-Year Plan	232,500		232,500		232,500		232,500
Incentive Under 2016 Three-Year Plan	124,500		124,500		124,500		124,500
Accelerated Vesting of Stock Options	602,727		602,727		288,933		602,727
Accelerated Vesting of Restricted Stock	686,669		686,669		330,184		686,669
SLI Deferral Plan	245,919		245,919		245,919		245,919
Outplacement Services	54,000		—		—		—
Total	2,994,915		2,540,915		2,540,915		2,540,915
Alexander W. Pease
Cash Severance	936,300		936,300		—		—
Incentive Under 2016 Annual Incentive Plan	100,000		100,000		100,000		100,000
Incentive Under 2016 Three-Year Plan	—		—		—		—
Accelerated Vesting of Stock Options	99,091		99,091		—		99,091
Accelerated Vesting of Restricted Stock	164,705		164,705		—		164,705
SLI Deferral Plan	—		—		—		—
N/A
Outplacement Services	54,000		—		—		—
Total	1,354,096		1,300,096		100,000		363,796

36	SNYDER’S LANCE 2017 PROXY STATEMENT

Executive Compensation

Name and Plans	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability	Retirement	Change in Control
Patrick S. McInerney
Cash Severance	380,000	—	—	—
Incentive Under 2016 Annual Incentive Plan	163,400	163,400	163,400	163,400
Incentive Under 2014 Three-Year Plan	52,600	52,600	52,600	52,600
Incentive Under 2015 Three-Year Plan	49,500	49,500	49,500	49,500
Incentive Under 2016 Three-Year Plan	41,500	41,500	41,500	41,500
Accelerated Vesting of Stock Options	173,101	173,101	77,013	173,101
Accelerated Vesting of Restricted Stock	124,950	124,950	57,395	124,950
SLI Deferral Plan	682,812	682,812	682,812	682,812
Snyder’s Deferral Plan	112,780	112,780	112,780	112,780
Outplacement Services	13,000	—	—	—
Total	$1,793,643	$1,400,643	$1,400,643	$1,400,643
Rodrigo F. Troni Pena	507,300	507,300	—	—
Cash Severance	145,400	145,400	145,400	145,400
Incentive Under 2016 Annual Incentive Plan	49,000	49,000	49,000	49,000
Incentive Under 2014 Three-Year Plan	43,800	43,800	43,800	43,800
Incentive Under 2015 Three-Year Plan	41,500	41,500	41,500	41,500
Incentive Under 2016 Three-Year Plan	507,563	507,563	413,195	507,563
Accelerated Vesting of Stock Options	515,175	515,175	449,345	515,175
Accelerated Vesting of Restricted Stock SLI Deferral Plan	46,238	46,238	46,238	46,238
Outplacement Services	13,000	—	—	—
Total	$1,868,976	$1,855,976	$1,188,478	$1,348,676
Frank B. Schuster	511,200	511,200	—	—
Cash Severance	146,500	146,500	146,500	146,500
Incentive Under 2016 Annual Incentive Plan	44,500	44,500	44,500	44,500
Incentive Under 2014 Three-Year Plan	38,600	38,600	38,600	38,600
Incentive Under 2015 Three-Year Plan	41,500	41,500	41,500	41,500
Incentive Under 2016 Three-Year Plan	163,137	163,137	70,373	163,137
Accelerated Vesting of Stock Options	115,748	115,748	51,567	115,748
Accelerated Vesting of Restricted Stock SLI Deferral Plan	—	—	—	—
Outplacement Services	13,000	—	—	—
Total	$1,074,185	$1,061,185	$393,040	$549,985

The following narrative describes the terms of our agreements and plans that relate to payments in connection with a termination of employment or change in control.

2016 Annual Incentive Plan

Under the 2016 Annual Incentive Plan, in the event of death, disability or retirement, each participant in the plan would be paid a pro rata amount based on our actual performance determined after the end of the plan year. The term “retirement” is defined as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.

In the event of a “change in control,” each participant would be paid a pro rata amount equal to the participant’s target incentive for the year-to-date, based on the number of days in the year preceding the consummation of the change in control.

Under the 2016 Annual Incentive Plan, a “change in control” will generally be deemed to occur upon:

•	the acquisition of 25% or more of the combined voting power of our securities by any person or group, other than a trustee or fiduciary holding securities under one of our employee benefit plans, a corporation owned by our current stockholders, or a member of the Warehime Family, which includes the descendants of Michael A. Warehime and their spouses;
•	a change in the majority of our board of directors over a two year period;
•	consummation of the sale or disposition of all or substantially all of our assets to an entity of which our current stockholders own less than 60% of the voting control;

SNYDER’S LANCE 2017 PROXY STATEMENT	37

Executive Compensation

•	consummation of a merger, consolidation or reorganization after which our current stockholders own less than 60% of the voting control of our Company or the surviving entity; or
•	the stockholders approve a plan of complete liquidation of our Company.

2016, 2015 and 2014 Three-Year Plans

Under the 2016, 2015 and 2014 Three-Year Plans (collectively, the “Three-Year Plans”), in the event of death or disability before the end of the performance period, any outstanding performance award will be paid on a pro-rata basis in cash based on target performance. In the event of death or disability on or after the end of the performance period, any outstanding performance award will be paid on a pro-rata basis in cash based on actual performance. In the event of death or disability, any unvested stock options or shares of restricted stock granted under the Three-Year Plans will become fully vested as of the date of such event.

In the event of retirement, (i) any outstanding performance award will be paid in cash based on actual performance, prorated for the portion of the performance period worked prior to retirement, (ii) unvested stock options will continue to vest for a period of six months after retirement, and (iii) unvested shares of restricted stock will become vested pro rata based on the number of full months elapsed since the award date. The term “retirement” is defined in the Three-Year Plans as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.

In the event of a change in control, any outstanding performance awards will be paid in cash pro rata based on the target performance through the closing date with such proration based on the number of days in the performance period preceding the date of the closing of the change in control. All unvested stock options and unvested shares of restricted stock will become fully vested and exercisable as of the date of a change in control (which will occur only in the event of the closing of the applicable transaction).

Deferred Compensation Plans

Under the Deferred Compensation Plans, participants are entitled to certain payments in connection with a termination of employment, death or a change in control. The terms of the Deferred Compensation Plans are described beginning on page 35.

Severance Arrangements with Named Executive Officers

Severance Agreements. Messrs. Lee, Puckett, Troni Pena and Schuster were each party to an Executive Severance Agreement as of December 31, 2016 (the “Severance Agreements”). Under the Severance Agreements, Messrs. Lee, Puckett, Troni Pena and Schuster were each entitled to the following payments in the event of (1) an involuntary termination without cause, (2) a voluntary termination for good reason or (3) in the case of Mr. Lee, a termination caused by his death or disability:

(a)	accrued base salary and benefits as of the date of termination;
(b)	an amount equal to 2 times (Mr. Lee), 1.5 times (Mr. Puckett) or 1 times (Mr. Troni Pena and Mr. Schuster) the sum of (i) base salary plus (ii) current year target incentive under our Annual Performance Incentive Plan;
(c)	a pro-rata incentive payment based on actual performance under the annual incentive award and any outstanding long-term performance awards through the termination date; and
(d)	outplacement services for up to one year, at a maximum cost of 10% of his base salary.

The initial term of the Severance Agreements is three years with automatic renewals for successive one-year terms. Each Severance Agreement may be terminated on one year’s notice prior to the end of an initial or renewal term.

Other Severance Arrangements. Executive officers who are not party to a Severance Agreement are subject to our general severance policy. Under this policy, Mr. McInerney are entitled to the following payments in the event of an involuntary termination without cause:

(a)	accrued base salary and benefits as of the date of termination;
(b)	an amount equal to between four and 26 weeks of base salary, depending on years of service; and
(c)	outplacement services for up to one year.

38	SNYDER’S LANCE 2017 PROXY STATEMENT

Equity Compensation Plan Information

The following table provides information concerning our outstanding equity compensation arrangements as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	2,763,357	$26.29	3,562,278
Equity compensation plans not approved by stockholders(2)	953,552	$11.29	0
Total	3,716,909	$22.44	3,562,278

(1)	Includes the Lance, Inc. 2003 Key Employee Stock Plan, which was approved by the stockholders on April 24, 2003, the Lance, Inc. 2007 Key Employee Stock Plan, as amended, which was approved by the stockholders on May 4, 2010, the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan, which was approved by the stockholders on May 3, 2012, and the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan, which was approved by the stockholders on May 4, 2016.
(2)	Includes the Snyder’s of Hanover, Inc. Non-qualified Stock Option Plan, as amended on September 30, 2010. Outstanding options under the plan were assumed by the Company in connection with the merger.
(3)	Includes the Diamond Foods, Inc. 2005 Equity Incentive Plan which was approved by Diamond stockholders on March 10, 2005 and the 2015 Equity Incentive Plan which was approved by Diamond stockholders on January 13, 2015. Outstanding options under the plan were assumed by the Company in connection with the acquisition.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Isaiah Tidwell, Peter P. Brubaker, Lawrence V. Jackson, James W. Johnston, Dan C. Swander served on the compensation committee in fiscal year 2016. None of the directors who served on the compensation committee in fiscal year 2016 served as one of our employees in fiscal 2016 or has ever served as one of our officers. During fiscal year 2016, none of our executive officers served as a director or member of the compensation committee or other committee performing similar functions of any other entity of which an executive officer served on our board of directors or compensation committee.

SNYDER’S LANCE 2017 PROXY STATEMENT	39

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board of Directors that that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by the Compensation Committee of the Board of Directors.

Isaiah Tidwell, Chairman

Peter P. Brubaker

Lawrence V. Jackson

James W. Johnston

40	SNYDER’S LANCE 2017 PROXY STATEMENT

Audit Committee Report

The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Snyder’s-Lance and the integrated audits of its financial statements, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for our financial statements and financial reporting processes, including our systems of internal controls. The Audit Committee operates under a written charter, which was last amended in November 2011.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016. During the past fiscal year, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards, including the matters required to be discussed by the Auditing Standard No. 1301, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (United States). The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

The Audit Committee approved in advance all payments made for audit and non-audit services for fiscal year 2016. These services are outlined in more detail under “Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm.” The Audit Committee also discussed with our internal audit accountants and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal audit accountants and our independent registered public accounting firm, with and without management present, to discuss the results of their examination and their evaluations of the internal controls and the overall quality of financial reporting of Snyder’s-Lance.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of Snyder’s-Lance for the fiscal year ended December 31, 2016 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board of Directors.

Jeffrey A. Atkins, Chair

Peter P. Brubaker

James W. Johnston

David C. Moran

Dan C. Swander

Isaiah Tidwell

SNYDER’S LANCE 2017 PROXY STATEMENT	41

Related Person Transactions

POLICY FOR REVIEW OF TRANSACTIONS WITH RELATED PERSONS

The board of directors has a written policy requiring approval of transactions between Snyder’s- Lance and its directors, director nominees, executive officers, greater than five percent beneficial stockholders, and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. Under the policy, such transactions must be approved by either (1) a majority of the disinterested members of the governance and nominating committee or (2) a majority of the independent and disinterested members of the board of directors. In either case, a related person transaction may not be approved by a single director.

TRANSACTIONS WITH RELATED PERSONS

The following is a description of related person transactions entered into by our Company in fiscal year 2016.

In fiscal year 2016, we engaged in business transactions with MAW Associates, LP (“MAW Associates”), ARWCO Corporation (“ARWCO”), and Warehime Enterprises, Inc. (“WEI” and, together with MAW Associates and ARWCO, the “Businesses”), each of which provides financing to our independent business operators and distributors for the purchase of route businesses and trucks. Each of the Businesses and our Company have entered into an agreement pursuant to which we provide certain administrative services, including deducting loan payments from distributors’ weekly settlement and remitting the payments to the respective Business.

The following table sets forth (i) the outstanding aggregate amount of each Businesses’ loans to distributors, (ii) the aggregate amount of the loan payments collected by Snyder’s-Lance and paid to each Business, and (iii) the aggregate amount of fees paid by each Business to the Company during fiscal year 2016. The fee paid by each Business is recalculated each year to reimburse our Company for the actual costs it incurs to provide these services.

	Loans to Distributors at 12/31/2016	IO Loan Payments Collected and Paid by Company in 2016	Fees Paid to Company in 2015
MAW Associates, LP	$20,582,181	$4,078,721	$21,420
Warehime Enterprises, Inc.	$407,825	$86,966	$14,520
ARWCO Corporation	$481,279	$113,257	$13,140
Total	$21,471,285	$4,278,944	$49,080

42	SNYDER’S LANCE 2017 PROXY STATEMENT

Related Person Transactions

The following related persons have interests in the Businesses.

MAW Associates, L.P. MAW, LLC is the general partner of, and owns a 1% general partnership interest in, MAW Associates, L.P. Mrs. Warehime is the President of MAW Associates, L.P. Each of Mrs. Warehime’s three daughters owns 33% of the limited partnership interests in MAW Associates, L.P. Neither Mrs. Warehime nor the estate of her husband, Michael A. Warehime receive compensation from MAW Associates, L.P.

MAW, LLC. Patricia A. Warehime is the sole member and President of MAW, LLC.

Each of Mrs. Warehime’s three daughters are Vice Presidents of MAW, LLC. Mrs. Warehime has authority to manage the affairs of MAW, LLC. Mrs. Warehime and the estate of Mr. Warehime do not receive additional compensation for their roles with MAW, LLC.

ARWCO. Mr. Warehime was a Director and President of ARWCO. The daughters of Mrs. Warehime have the following ownership interests in ARWCO: Susan Rupp owns 11.1%, Katherine Mininger owns 11.1%, and a trust for the benefit of Elizabeth Warehime owns 11.1%.

WEI. The Estate of Michael A. Warehime owns 52.7% of the stock of WEI. Mr. Warehime served as its President and as a Director. Mrs. Warehime’s three daughters own an aggregate of 1.7% of WEI. Mr. Warehime’s estate received dividends from WEI in fiscal year 2016.

C. Peter Carlucci, Jr., a director of the Company, is a member of Eckert Seamans Cherin & Mellott, LLC (“Eckert”), which served as outside legal counsel to Snyder’s-Lance during fiscal year 2016. We paid Eckert $288,716 during fiscal year 2016. Mr. Carlucci’s son, Carl P. Carlucci III, is a Business Development Manager-Direct Sales of S-L Snacks National, LLC, a subsidiary of the Company. His base compensation for fiscal year 2016 was approximately $122,309. The fees paid to Eckert were less than 1% of the firm’s consolidated gross revenues for 2016 and Mr. Carlucci’s son is not an executive officer of the Company.

The Governance and nominating committee believes that the transactions described above are no less favorable to our Company than those available from an unrelated third party in arms’ length transactions.

SNYDER’S LANCE 2017 PROXY STATEMENT	43

PROPOSAL 2—Advisory Vote to Approve Executive Compensation

This Proposal 2 enables our stockholders to cast a non-binding, advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

At our 2016 annual meeting held in May 2016, approximately 75.6% of the votes cast on the non- binding, advisory vote to approve the compensation of our executive officers were voted in favor of the proposal. The compensation committee believes this affirms the stockholders’ support of the Company’s approach to executive compensation.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the “Executive Compensation” section beginning on page 17 for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our NEOs.

We are asking our stockholders to indicate their support for our executive compensation programs as described in this proxy statement. This Proposal 2 gives our stockholders the opportunity to express their views on the compensation of our executive officers. This vote is not intended to address any specific term of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the 2017 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the “Executive Compensation Tables” and any related material disclosed in this proxy statement, is hereby APPROVED.”

This vote is advisory and will not be binding. However, the board of directors and the compensation committee value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our executive officers.

VOTE REQUIRED

The affirmative vote of a majority of the votes cast on the proposal is required to approve, on an advisory basis, the resolution approving the compensation paid to our NEOs.

Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

RECOMMENDATION OF THE BOARD

The board of directors unanimously recommends that you vote “FOR” the advisory resolution approving the compensation paid to our NEOs.

44	SNYDER’S LANCE 2017 PROXY STATEMENT

PROPOSAL 3—Advisory Vote to Approve Frequency of Stockholder Vote to Approve Executive Compensation

The Dodd-Frank Act further requires that companies periodically have stockholders vote to determine whether the stockholder vote to approve the compensation of executives will occur every 1, 2 or 3 years. This vote by stockholders is non-binding on the board of directors.

Our stockholders voted on a similar proposal in 2011 with the majority voting to hold the say on pay vote every year. We continue to believe that the say on pay vote should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

VOTE REQUIRED

A plurality of votes cast for this proposal will determine the stockholders’ preferred frequency for holding an advisory vote for executive compensation. This means that the option for holding an advisory vote every 1 year, 2 years or 3 years receiving the greatest number of votes will be considered the preferred frequency of the stockholders.

Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

RECOMMENDATION OF THE BOARD

The board of directors recommends that you vote EVERY 1 YEAR (as opposed to every 2 years or every 3 years) for the advisory (non-binding) vote as the frequency of the advisory (non-binding) vote on the resolution approving executive compensation.

SNYDER’S LANCE 2017 PROXY STATEMENT	45

PROPOSAL 4—Ratification of Selection of Independent Registered Public Accounting Firm

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017. We are presenting this selection to our stockholders for ratification at the annual meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2017 annual meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required. We are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider its selection of PricewaterhouseCoopers LLP.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for fiscal years 2015 and 2016 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	FY 2015	FY 2016
Audit Fees(1)	$1,161,400	$2,662,245
Audit-Related Fees(2)	$172,532	$136,250
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	$1,333,932	$2,798,495

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements, audit of management’s assertion relating to internal controls over financial reporting and reviews of the financial statements included in our Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance and review.
(4)	All Other Fees consists of aggregate fees billed for products and services other than the services reported above.

46	SNYDER’S LANCE 2017 PROXY STATEMENT

Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit- related services, tax services and other services. Proposed services may either be subject to case-by- case pre-approval by the audit committee or may be pre-approved by the audit committee on a categorical basis. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The audit committee has delegated pre-approval authority to its Chairman and may delegate such pre- approval authority to another member of the audit committee in its discretion. Any services approved by the Chairman or such other member of the audit committee must be reported to the full audit committee at its next scheduled meeting. Our Corporate Controller is required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval policies and the fees for the services performed to date. None of the fees paid by us to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the audit committee after services were rendered pursuant to the de minimis exception established under the regulations of the SEC.

VOTE REQUIRED

The affirmative vote of a majority of the votes cast on the proposal is required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

RECOMMENDATION OF THE BOARD

The board of directors unanimously recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017.

SNYDER’S LANCE 2017 PROXY STATEMENT	47

Stockholder Proposals for the 2018 Annual Meeting

If any stockholder wishes to present, in accordance with SEC Rule 14a-8, a proposal to the stockholders of Snyder’s-Lance for inclusion in our proxy statement relating to the 2018 annual meeting, such proposal must be received by us at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before November 27, 2017. Pursuant to SEC rules, submitting a proposal does not guarantee that it will be included in the proxy materials.

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. In order to be properly brought before the 2018 annual meeting of stockholders, a stockholder’s notice of a proposal the stockholder wishes to present (other than a proposal brought pursuant to SEC Rule 14a-8), or a person or persons the stockholder wishes to nominate as a director, must be delivered to us at our principal executive offices no earlier than January 18, 2018 and no later than February 16, 2018. To be in proper form, such stockholder’s notice must include the specified information concerning the proposal or nominee as described in the Bylaws. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept any such proposal that is not in proper form or submitted in compliance with the procedures specified in our Bylaws.

Notice of stockholder proposals should be sent to: Secretary to the Board of Directors, Snyder’s-Lance, Inc., 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277.

2016 ANNUAL REPORT TO STOCKHOLDERS

This proxy statement is accompanied by our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material. Copies of this proxy statement and the 2016 Annual Report to Stockholders are available at www.snyderslance.com.

OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the 2017 annual meeting other than those identified in this proxy statement. If any other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

48	SNYDER’S LANCE 2017 PROXY STATEMENT

APPENDIX

Reconciliation of Non-GAAP Measures (Unaudited)

Operating income, excluding special items

	Year Ended
(in thousands)	2014	2015	2016
Income before interest and income taxes	$104,850	$90,456	$104,485
Impairment charges	13,047	11,997	4,466
Gain on the revaluation of prior equity investment	(16,608)	—	—
Other income, net	(1,359)	(1,075)	(5,390)
Operating income from continuing operations	$99,930	$101,378	$103,561
As a % of net revenue	6.2%	6.1%	4.9%

Transaction and integration related expenses(1)(2)(3)	3,637	7,702	67,000
Inventory step-up(4)	—	—	11,341
Emerald move and required packaging changes(5)	—	—	1,558
Legal fees and settlement accrual(6)	—	7,274	—
Restructuring charges(7)	3,509	—	—
Other(8)(9)(10)	637	3,109	2,268
Operating income from continuing operations, excluding special items	$107,713	$119,463	$185,728
As a % of net revenue (Operating Margin)	6.6%	7.2%	8.8%

(1)	For 2016, transaction and integration related expenses primarily consist of professional fees, accelerated stock-based compensation, relocation, severance, and retention costs associated with the acquisition of Diamond.
(2)	For 2015, transaction related expenses primarily consist of professional fees associated with the acquisition of Diamond.
(3)	For 2014, transaction related expenses primarily consist of professional fees associated with the acquisitions of Baptista’s and Late July, and the disposal of Private Brands.
(4)	The inventory step-up represents the additional cost of sales recognized in Q1 and Q2 2016 as a result of stepping up Diamond Food’s inventory to fair value at the acquisition date.
(5)	For 2016, expenses associated with packaging write-offs due to required packaging changes as a result of the transaction and other professional fees.
(6)	Includes expenses for legal fees and contingent liabilities associated with settlements related to employee classification and industry wide packaging claims.
(7)	Restructuring costs were incurred in the second half of 2014 related to a Company restructuring in order to reduce stranded costs which existed due to the sale of Private Brands.
(8)	For 2016, other items primarily consist of Metcalfe’s transaction-related expenses including transaction costs, severance benefits, and inventory step-up, as well as non-Diamond related professional fees, severance and retention benefits.
(9)	For 2015, other items include professional fees, severance and relocation expenses, a self-funded medical insurance claim, and recovery expenses for fire and flood.
(10)	For 2014, other items include a self-funded medical insurance claim.

SNYDER’S LANCE 2017 PROXY STATEMENT	49

APPENDIX

Reconciliation of Non-GAAP Measures (Unaudited)

Diluted earnings per share, excluding special items

	2014	2015	2016
Diluted earnings per share from continuing operations	$0.84	$0.71	$0.45

Transaction and integrated related expenses(1)(2)(3)	0.03	0.09	0.48
Inventory step-up(4)	—	—	0.08
Emerald move and required packaging changes(5)	—	—	0.03
Loss on debt prepayment(6)	—	—	0.03
Legal fees and settlement accrual(7)	—	0.07	—
Other impairment charges(8)(9)(10)	0.12	0.11	0.01
Impact of tax restructuring(11)(12)	0.03	—	0.01
Gain on the revaluation of prior equity investment(13)	(0.14)	—	—
Restructuring charges(14)	0.03	—	—
Other(15)(16)	0.01	0.03	0.02
Diluted earnings per share from continuing operations, excluding special items	$0.92	$1.01	$1.11

(1)	For 2016, transaction and integration related expenses primarily consist of professional fees, accelerated stock-based compensation, relocation, severance, and retention costs associated with the acquisition of Diamond.
(2)	For 2015, transaction related expenses primarily consist of professional fees associated with the acquisition of Diamond.
(3)	For 2014, transaction related expenses primarily consist of professional fees associated with the acquisitions of Baptista’s and Late July, and the disposal of Private Brands.
(4)	The inventory step-up represents the additional cost of sales recognized in Q1 and Q2 2016 as a result of stepping up Diamond Food’s inventory to fair value at the acquisition date.
(5)	For 2016, expenses related to the impairment of certain Emerald assets not being relocated, the write-off of certain packaging due to required packaging changes as a result of the transaction, as well as professional fees.
(6)	The loss on extinguishment of debt was a result of the early repayment of our private placement loan due to the financing obtained for the acquisition of Diamond Foods.
(7)	Includes expenses for legal fees and contingent liabilities associated with settlements related to employee classification and industry wide packaging claims.
(8)	For 2016, consists of impairment charges for certain fixed assets.
(9)	For 2015, consists of impairment charges recorded for manufacturing assets and routes.
(10)	For 2014, consists of impairment charges for certain fixed assets, routes and trademarks.
(11)	For 2016, consists of a discrete tax item for the impact of tax restructuring.
(12)	For 2014, consists of a discrete tax item for the impact of tax restructuring.
(13)	Represents the gain on the revaluation of our prior 18.7% investment in Late July. Because of our purchase of a controlling interest in Late July, the equity of the entire entity was increased to fair value, which resulted in a $16.6 million increase in the value of our prior investment.
(14)	Restructuring costs were incurred in the second half of 2014 related to a Company restructuring in order to reduce stranded costs which existed due to the sale of Private Brands.
(15)	For 2016, other items primarily consist of Metcalfe’s transaction-related expenses including transaction costs, severance benefits, and inventory step-up, as well as non-Diamond related professional fees, severance and retention benefits.
(16)	For 2015, other items include professional fees, severance and relocation expenses, a self-funded medical insurance claim, and recovery expenses for fire and flood.

50	SNYDER’S LANCE 2017 PROXY STATEMENT

APPENDIX

Reconciliation of Non-GAAP Measures (Unaudited)

Free Cash Flow

(in thousands)	2014*	2015	2016
Cash flow provided by operating activities	$140,425	$146,154	$261,199
Purchases of fixed assets	(72,056)	(51,468)	(73,261)
Proceeds from the sale of fixed assets	2,122	1,776	1,409
Free cash flow	$70,491	$96,462	$189,347

*	Taxes paid for the gain on the sale of Private Brands of $127.4 million were excluded from our calculation of free cash flow for 2014 as this operating cash outflow was generated by a non-recurring transaction.

Use and Definition of Non-GAAP Measures

Snyder’s-Lance’s management uses non-GAAP financial measures to evaluate our operating performance and to facilitate a comparison of the Company’s operating performance on a consistent basis and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. The non-GAAP measures and related comparisons should be considered in addition to, not as a substitute for, our GAAP disclosure, as well as other measures of financial performance reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies. Our management believes these non-GAAP measures are useful for providing increased transparency and assisting investors in understanding our ongoing operating performance.

Operating Income, Excluding Special Items

Operating income, excluding special items, is provided because Snyder’s-Lance believes it is useful information for understanding our results by improving the comparability of our results. Additionally, operating income, excluding special items, provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing the Company’s primary operating results after removing the impact of unusual, non-operational or restructuring or transaction related activities that affect comparability. Operating income, excluding special items, is a measure management uses for planning and budgeting, monitoring and evaluating financial and operating results, and in the analysis of ongoing operating trends.

Diluted Earnings per Share, Excluding Special Items

Diluted earnings per share, excluding special items, is a metric provided to present the reader with the after-tax impact on earnings from continuing operations, excluding special items, in order to improve the comparability and understanding of the related GAAP measures. Diluted earnings per share, excluding special items, provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results after removing the impact of unusual, non-operational or restructuring or transaction related activities that affect comparability. Diluted earnings per share, excluding special items, is a measure management uses for planning and budgeting, monitoring and evaluating financial and operating results.

Free Cash Flow

Free cash flow is defined as cash flow provided by operating activities less capital expenditures plus proceeds from the sale of fixed assets. Free cash flow is used by management as a supplemental measure of our liquidity. We believe that free cash flow is a useful financial metric to assess our ability to pursue business opportunities and investments. Free cash flow is not a measure of our liquidity under GAAP and should not be considered as an alternative to cash flow provided by operating activities.

SNYDER’S LANCE 2017 PROXY STATEMENT	51

13515 Ballantyne Corporate PIace

Charlotte, NC 28277

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 3, 2017.

Vote by Internet • Go to www.envisionreports.com/LNCE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2 and 4 and
1 YEAR for Proposal 3.

1.	Election of Directors:				+
		01 - C. Peter Carlucci, Jr. 04 - Patricia A. Warehime	02 - Brian J. Driscoll	03 - James W. Johnston

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

			For	Against	Abstain		For	Against	Abstain
2.	Advisory vote to approve executive compensation.		☐	☐	☐	4. Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2017.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
3.	Advisory vote on the frequency on which shareholders should vote to approve compensation of the Company’s executives.	☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

Proxy — Snyder’s-Lance, Inc.

Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held May 3, 2017

The stockholder signing on the reverse hereby appoints Carl E. Lee, Jr., Alex W. Pease, Gail Sharps Myers and each of them, proxy holders, with full power of substitution, with the powers the stockholder would possess if personally present, to vote, as designated hereon, all shares of the $.83-1/3 par value Common Stock of the stockholder in Snyder’s-Lance, Inc. at the Annual Meeting of the Stockholders to be held on May 3, 2017, and at any adjournment or postponement thereof.

This proxy will be voted as specified hereon or, if no choice is specified, will be voted FOR the election of all nominees as directors and FOR proposals 2 and 4 and 1 YEAR for Proposal 3. The proxy holders are also authorized to vote upon all other matters as may properly come before the meeting, or at any adjournment or postponement thereof, utilizing their best judgment as set forth in the Proxy Statement.

Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

Please date and sign on the reverse and return promptly in the enclosed postage paid envelope.

(Continued and to be signed on the reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.